UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Form 11-K

☒ ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2025

or

☐ TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from ______ to _______

Commission File Number: 001-14965

A.    Full title of the plan and the address of the plan, if different from that of issuer named below:

The Goldman Sachs 401(k) Plan

B.    Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

THE GOLDMAN SACHS GROUP, INC.
200 West Street
New York, NY 10282

THE GOLDMAN SACHS 401(k) PLAN
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULES
*All other schedules required by 29 CFR §2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974, as amended, are not included because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Administrator and Plan Participants of The Goldman Sachs 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of The Goldman Sachs 401(k) Plan (the “Plan”) as of December 31, 2025 and 2024 and the related statements of changes in net assets available for benefits for the years then ended, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2025 and 2024, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2025 and Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year) and Schedule H, Line 4j – Schedule of Reportable Transactions for the year ended December 31, 2025 (“supplemental schedules”) have been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedules are the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental schedules reconcile to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedules. In forming our opinion on the supplemental schedules, we evaluated whether the supplemental schedules, including their form and content, are presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 12, 2026

We have served as the Plan’s auditor since at least 1983. We have not been able to determine the specific year we began serving as auditor of the Plan.

THE GOLDMAN SACHS 401(k) PLAN
Statements of Net Assets Available for Benefits

	As of December
$ in thousands	2025	2024
Assets
Investment assets (at fair value)	$14,339,739	$12,558,192
Receivables:
Employee contributions	51	67
Employer contributions	211,758	200,759
Notes receivable from participants	31,466	31,125
Interest and dividends	13,592	13,055
Due from brokers and other receivables	3,143	4,755
Total assets	14,599,749	12,807,953

Liabilities
Investment liabilities (at fair value)	54	2
Due to brokers and other payables	6,436	41,841
Accrued expenses	5,235	5,167
Total liabilities	11,725	47,010
Net assets available for benefits	$14,588,024	$12,760,943

The accompanying notes are an integral part of these financial statements.

THE GOLDMAN SACHS 401(k) PLAN
Statements of Changes in Net Assets Available for Benefits

	Year Ended December
$ in thousands	2025	2024
Additions
Investment income:
Net appreciation in the fair value of investments	$1,935,533	$1,687,677
Interest and dividends	117,255	121,689
Less: Investment management fees and other expenses	(16,221)	(16,117)
Total investment income	2,036,567	1,793,249

Interest income on notes receivable from participants	2,413	2,050

Contributions:
Employee	423,416	393,787
Employer	211,758	200,759
Total contributions	635,174	594,546
Total additions	2,674,154	2,389,845

Deductions
Benefits paid	847,073	951,085
Total deductions	847,073	951,085

Net increase in net assets available for benefits	1,827,081	1,438,760
Net assets available for benefits, beginning balance	12,760,943	11,322,183
Net assets available for benefits, ending balance	$14,588,024	$12,760,943

The accompanying notes are an integral part of these financial statements.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Note 1.
Plan Description
The following description of The Goldman Sachs 401(k) Plan (the Plan) is provided for general information purposes only. The Plan sponsor is The Goldman Sachs Group, Inc. (the firm). Participants should refer to the Plan document, as most recently amended and restated, for a more complete description of the Plan’s provisions. Items referenced in italics are defined in the Plan document.
The Plan became effective on January 1, 1945 as the “Goldman Sachs Employees’ Profit Sharing Retirement Income Plan” and is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA). Effective January 1, 2008, the Goldman Sachs Employees’ Profit Sharing Retirement Income Plan was amended to incorporate a 401(k) safe harbor design and was renamed “The Goldman Sachs 401(k) Plan.” The Plan has been subsequently amended for various reasons, including to reflect changes in law.
General
The Plan is a defined contribution plan to which participants may elect to make pre-tax, after-tax, and “Roth” after-tax contributions each year from their 401(k) Compensation (as determined under the Plan), and to which they can roll over amounts from certain other qualified retirement arrangements. Eligible participants have the option to convert existing eligible non-Roth Plan balances to a Roth 401(k) account in the Plan. The Plan’s Plan Year is the 12-month period commencing on January 1 and ending on the following December 31.
The Plan offers a dollar-for-dollar Matching Contribution on participants’ elective deferrals up to 6% of Safe Harbor Compensation, capped at a maximum match of $12,500. If an eligible participant’s Safe Harbor Compensation is less than $125,000, the firm will also allocate to that eligible participant’s account a Fixed Contribution equal to 2% of Safe Harbor Compensation. In addition to these contributions, the firm will allocate to each eligible participant an Additional Retirement Contribution of up to $4,000. Collectively, the Matching Contribution, Fixed Contribution and Additional Retirement Contribution are herein referred to as the Firm Contributions.

The Plan has two named fiduciaries, the Retirement Committee and the Administrative Committee. The Retirement Committee has the power to appoint one or more investment managers, as well as certain other duties relating to the investment of the funds held by the trustee. The Administrative Committee is responsible for administering the terms and provisions of the Plan. In general, each committee’s members are employees of the firm or its affiliates, although in certain cases non-employees may serve on either committee. Callan LLC (Callan) is the Retirement Committee’s investment adviser. Participants direct their contributions and the Firm Contributions into various investment options available from time to time under the Plan through the Goldman Sachs Profit Sharing Master Trust (the Master Trust). The Plan is the sole investor in the Master Trust. Participants’ directed investments can be allocated to mutual funds, collective trusts, separately managed accounts and a bank deposit account. Alight Solutions is the Plan’s record keeper.
The Plan offers participants the option to invest in the Stock Fund, which is a separately managed account and substantially all of its investments are shares of the firm’s common stock. In accordance with a policy adopted by the Retirement Committee, no more than 20% of any contribution made on behalf of each participant can be invested in the Stock Fund. When a participant reallocates his or her total investment balance, he or she is limited to reallocating 20% of his or her total investment balance into the Stock Fund. In addition, participants are restricted from transferring into or out of the Stock Fund during certain periods in accordance with the firm’s compliance procedures designed to avoid violations of applicable securities laws.
The Plan’s investments are owned by the Master Trust, which is subject to a trust agreement (the Trust Agreement) with The Bank of New York Mellon Corporation (the Trustee).

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Eligibility
Employees become eligible to make pre-tax, after-tax, and “Roth” after-tax, contributions to the Plan as of the first day of the month after they join the firm or its affiliates as eligible employees. In addition, employees become eligible for Matching Contributions and Fixed Contributions as of the first day of the month following hire date. In addition, to be eligible for the Fixed Contribution, the employee must be employed on the last day of the firm’s fiscal year that ends with or within the Plan Year.
To be eligible for the Additional Retirement Contribution, employees must have been (i) active or on authorized leave of absence for no longer than two years as of November 26, 2004, (ii) age 46 or older as of November 26, 2004, and (iii) employed by the firm or its affiliates as of the last day of the current fiscal year.
Vesting
Participants are immediately fully vested in their own 401(k) contributions. A participant’s Matching Contributions, Fixed Contributions and Additional Contributions fully vest upon the earliest to occur of: (i) completion of a two-year period of service for the Matching Contributions and Fixed Contributions or three-year period of service for the Additional Contributions, (ii) attainment of age 65 while employed by the firm or its affiliates, (iii) disability retirement, (iv) death while employed by the firm or on military duty or (v) Plan termination. There is no partial vesting of Matching Contributions, Fixed Contributions or Additional Contributions.
Benefits
Any benefits provided by the Plan are paid from net assets available for benefits. The benefit to which a Plan participant is entitled equals the amount that can be provided by the vested contributions and net earnings (or losses) thereon (including net realized and unrealized investment appreciation and depreciation) allocated to such participant’s account. All or a portion of benefits can be distributed when an employee (i) leaves the firm or (ii) reaches age 59 ½.
Notes Receivable from Participants
A participant in the Plan is permitted to borrow between $1,000 and $50,000, reduced by (i) the highest outstanding balance of loans to such participant from the Plan during the one-year period ending on the day before the date on which such new loan is made, less (ii) the outstanding balance of loans to such participant from the Plan on the date of such new loan, subject to an overall cap of the lesser of (a) one-half of the participant’s total vested account balance (including Firm Contributions) or (b) the balance in the participant’s 401(k) and rollover contribution accounts. A participant may not borrow any amounts attributable to the Firm Contributions.
Interest on loans is fixed at the U.S. prime rate plus one percent for the life of the respective loan. Loans must be repaid within five years, or in some cases, ten years, with certain exceptions. Loans are repaid (principal and interest) and added back to participants’ account balances through regular after-tax payroll deductions.
Risks and Uncertainties
Investments are exposed to various risks, such as interest rate, market, currency and credit risk. Due to the level of risk associated with certain investments and the level of uncertainty related to changes in the value of investments, it is possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits and the statements of changes in net assets available for benefits.

Note 2.
Basis of Presentation
These financial statements are prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP).
All references to 2025 and 2024 refer to the Plan’s years ended, or the dates, as the context requires, December 31, 2025 and December 31, 2024, respectively.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Note 3.
Significant Accounting Policies
Use of Estimates
Preparation of these financial statements requires management to make certain estimates and assumptions, the most important of which relate to the fair value measurement of the Plan’s investments. These estimates and assumptions are based on the best available information, but actual results could be materially different.
Payment of Benefits
Benefits are recorded when paid.
Notes Receivable from Participants
Participant loans are measured at their unpaid principal balance, plus any accrued but unpaid interest.
Expenses
Investment management fees charged by managers of mutual funds are borne by the Plan, and are included in net appreciation in the fair value of investments. Investment management fees charged by managers of collective trusts are borne by the Plan, and are included in net appreciation in the fair value of investments or investment management fees and other expenses based on the underlying trust agreements.
Investment management fees charged by managers of separately managed accounts are borne by the Plan, and are included in investment management fees and other expenses.
Other expenses borne by the Plan, unless paid by the firm, consist of custodial, administrative and investment advisory fees. Investment advisory fees are paid to Callan, which advises the Retirement Committee on the selection and oversight of Plan investments. These Plan expenses, unless paid by the firm, are included in investment management fees and other expenses.
Investments
The investments of the Plan are reported at fair value.
The Bank Deposit Option is a deposit obligation of Goldman Sachs Bank USA (GS Bank USA), a Federal Deposit Insurance Corporation (FDIC) insured New York State-chartered bank and a member of the Federal Reserve System. The Bank Deposit Option offers an FDIC-insured deposit with a floating rate coupon tied to the Federal Funds Rate.
Mutual funds and collective trust funds represent investments with various investment managers. Mutual funds are valued based on the quoted net asset value per share held. Collective trust funds are valued based on the net asset value per unit as reported by the investment managers.

Investments within separately managed accounts are described below:
Cash and cash equivalents include cash and certain short-term interest-bearing investments.
Securities purchased under agreements to resell (resale agreements) are transactions in which the Plan purchases financial instruments from a seller, typically in exchange for cash, and simultaneously enters into an agreement to resell the same or substantially the same financial instruments to the seller at a stated price plus accrued interest at a future date. Even though resale agreements involve the legal transfer of ownership of financial instruments, they are accounted for as financing arrangements because they require the financial instruments to be resold at the maturity of the agreement. The financial instruments purchased in resale agreements typically include U.S. government and federal agency obligations, investment-grade sovereign obligations, corporate debt instruments and equity securities. The Plan receives financial instruments purchased under resale agreements. To mitigate credit exposure, the investment managers monitor the market value of the resale agreements on a daily basis, and deliver or obtain additional collateral due to changes in the market value of the financial instruments, as appropriate. For resale agreements, the Plan typically requires collateral with a fair value approximately equal to the carrying value of the relevant assets in the statements of net assets available for benefits.
Fixed income securities, common and preferred stocks, real estate investment trusts, commodities, and interests in exchange-traded options and futures contracts traded in active markets are valued at closing prices on the last business day of each period presented. Securities traded in markets that are not considered active are valued based on broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Securities that trade infrequently and therefore have little or no price transparency are valued using the investment managers’ (or independent third parties on behalf of the investment managers) best estimate of fair value.
Mutual funds, as described above, may also be investments held within separately managed accounts.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Forward foreign currency contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers), using quoted forward foreign currency exchange rates. At the end of each period presented, open contracts are valued at the current forward foreign currency exchange rates and the change in market value is recorded as an unrealized gain or loss. When the contract is closed or delivery taken, the Plan records a realized gain or loss equal to the difference between the value of the contract at the time it was opened and the value at the time it was closed.
Swap contracts are valued at fair value, as determined by the investment managers (or independent third parties on behalf of the investment managers) utilizing their proprietary models and taking into consideration exchange quotations on underlying instruments, dealer quotations and other market information.
See Note 10 for further information about derivatives.
Investments denominated in currencies other than the U.S. dollar are translated using exchange rates prevailing at the end of the periods presented. Purchases and sales of these investments are translated at the rate of exchange on the respective dates of such transactions.
Interest income and expense are recorded on an accrual basis. Dividend income is recorded on the ex-dividend date.
Purchases and sales of the investments within the Plan are reflected on a trade-date basis.
Due from Brokers and Other Receivables and Due to Brokers and Other Payables
Due from brokers and other receivables includes cash balances held with brokers, receivables from unsettled sales transactions, and collateral posted in connection with certain derivative transactions. Amounts due from brokers may be restricted to the extent that they serve as deposits for investment liabilities. Due to brokers and other payables includes payables from unsettled purchase transactions and collateral received in connection with certain derivative transactions. Certain of the Plan’s securities held by the clearing brokers or prime brokers are pledged to the brokers on terms that permit them to repledge the securities to others, subject to certain limitations. Securities held at custodians under custody agreements cannot be repledged to others by the custodian.

Note 4.
Fair Value Measurements
The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Financial instruments are marked at closing prices. Fair value measurements do not include transaction costs.
The best evidence of fair value is a quoted price in an active market. If quoted prices in active markets are not available, fair value is determined by reference to prices for similar instruments, quoted prices or recent transactions in less active markets, or internally developed models that primarily use market-based or independently sourced inputs, including, but not limited to, interest rates, volatilities, equity or debt prices, foreign exchange rates, commodity prices, credit spreads and funding spreads (i.e., the spread or difference between the interest rate at which a borrower could finance a given financial instrument relative to a benchmark interest rate).
U.S. GAAP has a three-level hierarchy for disclosure of fair value measurements. This hierarchy prioritizes inputs to the valuation techniques used to measure fair value, giving the highest priority to level 1 inputs and the lowest priority to level 3 inputs. A financial instrument’s level in this hierarchy is based on the lowest level of input that is significant to its fair value measurement. The fair value hierarchy is as follows:
Level 1. Inputs are unadjusted quoted prices in active markets to which the Plan had access at the measurement date for identical, unrestricted assets or liabilities.
Level 2. Inputs to valuation techniques are observable, either directly or indirectly.
Level 3. One or more inputs to valuation techniques are significant and unobservable.
The investment managers and custodian, on behalf of the Plan, use independent pricing sources to value Plan assets traded on exchanges and independent quoted prices or developed models for all assets not traded on exchanges. Investment managers review their valuation approaches on an ongoing basis and revise as necessary based on changing market conditions to ensure their valuations represent fair value. Subsequently, the Plan uses other methodologies to determine fair value (e.g., relevant broker quotations), which vary based on the type of instrument.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Level 1 Investments
Level 1 investments include bank deposit, mutual funds, collective trusts, and within separately managed accounts, cash and cash equivalents, certain fixed income securities, common and preferred stocks, mutual funds and most real estate investment trusts. These instruments are valued using quoted prices for identical unrestricted instruments in active markets.
The Plan determines active markets for equity instruments based on the average daily trading volume both in absolute terms and relative to the market capitalization for the instrument. The Plan determines active markets for debt instruments based on both the average daily trading volume and the number of days with trading activity.
Level 2 Investments
Level 2 investments include resale agreements, most fixed income securities, certain real estate investment trusts, commodities and derivatives within separately managed accounts.
The valuation of level 2 investments can be verified to quoted prices, recent trading activity for identical or similar instruments, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. Consideration is given to the nature of the quotations (e.g., indicative or executable) and the relationship of recent market activity to the prices provided from alternative pricing sources.
Level 3 Investments
Level 3 investments have one or more significant valuation inputs that are not observable. Absent evidence to the contrary, level 3 instruments are initially valued at transaction price, which is considered to be the best initial estimate of fair value. Subsequently, the Plan uses other methodologies to determine fair value, which vary based on the type of instrument and include relevant broker quotations. Valuation inputs and assumptions are changed when corroborated by substantive observable evidence, including values realized on sales of financial assets.
As of both December 2025 and December 2024, the Plan had no level 3 investment assets.
See Notes 3 and 5 for further information about investment assets and investment liabilities.

Note 5.
Investment Assets and Investment Liabilities
Fair Value of Investment Assets and Investment Liabilities by Level
The table below presents investment assets and investment liabilities of the Plan by level within the fair value hierarchy.

$ in thousands	Level 1	Level 2	Level 3	Total
As of December 2025
Assets
Bank deposit	$266,344	$–	$–	$266,344
Mutual funds	1,444,423	–	–	1,444,423
Collective trusts	9,251,014	–	–	9,251,014
Separately managed accounts:
Cash and cash equivalents	2,292	–	–	2,292
Resale agreements	–	72,300	–	72,300
Fixed income securities	52,714	159,088	–	211,802
Common and preferred
stocks	2,722,146	–	–	2,722,146
Mutual funds	95,412	–	–	95,412
Real estate investment trusts	259,742	–	–	259,742
Commodities	–	11,472	–	11,472
Derivatives	–	2,792	–	2,792
Total investment assets	$14,094,087	$245,652	$–	$14,339,739
Liabilities
Separately managed accounts:
Derivatives	$–	$(54)	$–	$(54)
Total investment liabilities	$–	$(54)	$–	$(54)

As of December 2024
Assets
Bank deposit	$268,894	$–	$–	$268,894
Mutual funds	1,264,164	–	–	1,264,164
Collective trusts	7,842,009	–	–	7,842,009
Separately managed accounts:
Cash and cash equivalents	410	–	–	410
Resale agreements	–	83,200	–	83,200
Fixed income securities	82,565	121,271	–	203,836
Common and preferred
stocks	2,468,185	–	–	2,468,185
Mutual funds	105,443	–	–	105,443
Real estate investment trusts	289,889	563	–	290,452
Commodities	–	30,895	–	30,895
Derivatives	–	704	–	704
Total investment assets	$12,321,559	$236,633	$–	$12,558,192
Liabilities
Separately managed accounts:
Derivatives	$–	$(2)	$–	$(2)
Total investment liabilities	$–	$(2)	$–	$(2)

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

In the table above:
•Investment assets are shown as positive amounts and investment liabilities are shown as negative amounts.
•Mutual funds within separately managed accounts consist of money market funds, exchange-traded funds and investments in funds that primarily consist of fixed income securities.
Level 3 Rollforward
The table below presents the changes in fair value for level 3 investment assets.

	Year Ended December
$ in thousands	2025	2024
Common and preferred stocks
Beginning balance	$–	$289
Net unrealized gains/(losses)	–	(289)
Ending balance	$–	$–
In the table above:
•Changes in fair value are presented for all investment assets that are classified in level 3 as of the end of the period.
•Net unrealized gains/(losses) relates to investment assets that were still held at period-end.
•For level 3 investment assets, increases are shown as positive amounts, while decreases are shown as negative amounts.
Level 3 Rollforward Commentary
Year Ended December 2024. There were no net realized gains/(losses) on level 3 investment assets for 2024. The net unrealized losses on level 3 investment assets of $0.3 million for 2024 were reported in net appreciation in the fair value of investments.
The drivers of net unrealized losses on level 3 investment assets for 2024 were not material.
There were no transfers into or out of level 3 investment assets during 2024.

Note 6.
Related-Party and Party-In-Interest Transactions
The Plan offers the Stock Fund as an investment option, which has substantially all of its investments in the firm’s common stock. The Stock Fund is managed by State Street Global Advisors. As of December 2025, the Plan’s interest in the Stock Fund represented 493,014 shares of the firm’s common stock with a fair market value of $433.4 million. As of December 2024, the Plan’s interest in the Stock Fund represented 501,941 shares of the firm’s common stock with a fair market value of $287.4 million. Purchases of $12.8 million and sales of $4.9 million of the firm’s common stock were made through the Stock Fund during 2025. Purchases of $8.8 million and sales of $8.6 million of the firm’s common stock were made through the Stock Fund during 2024.
Goldman Sachs Asset Management, L.P. (GSAM L.P.), an affiliate of the firm, manages a laddered fixed income separately managed account investment option in the Plan. No fees were charged by GSAM L.P. to manage this separately managed account as of both December 2025 and December 2024.
GS Bank USA, an affiliate of the firm, has a deposit obligation to the Plan under the Plan’s Bank Deposit Option. No fees were charged by GS Bank USA for this bank deposit obligation as of both December 2025 and December 2024.

Note 7.
Plan Termination
The firm intends to continue the Plan indefinitely, but reserves the right to discontinue or amend the Plan at any time, subject to the provisions of ERISA. In the event of discontinuance, affected participants will become fully vested in the Firm Contributions and the related investment income as required by ERISA.

Note 8.
Income Tax Status
The Internal Revenue Service has determined, and informed the firm by a letter dated November 17, 2025, that the terms of the Plan conform to the requirements of section 401(a) of the Internal Revenue Code of 1986, as amended.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

Note 9.
Reconciliation of Financial Statements to the Form 5500
The tables below present the reconciliations from the Plan’s financial statements to the Form 5500.

	As of December
$ in thousands	2025	2024
Net assets available for benefits, per statements
of net assets available for benefits	$14,588,024	$12,760,943
Amounts allocated to withdrawing participants	(3,213)	(2,806)
Net assets, per the Form 5500	$14,584,811	$12,758,137

	As of December
$ in thousands	2025	2024
Benefits paid, per statements of changes in
net assets available for benefits	$847,073	$951,085
Amounts allocated to withdrawing participants,
ending balance	3,213	2,806
Amounts allocated to withdrawing participants,
beginning balance	(2,806)	(48,158)
Benefits paid to participants and certain
deemed distributions of participant loans,
per the Form 5500	$847,480	$905,733
Amounts allocated to withdrawing participants are recorded on the Form 5500 for benefit claims that have been processed and approved for payment prior to both December 2025 and December 2024, but had not yet been paid as of that date.

Note 10.
Financial Instruments with Off-Balance Sheet Risk
In accordance with the investment strategy of the separately managed accounts, the Plan’s investment managers execute transactions in various financial instruments that may give rise to varying degrees of off-balance sheet market and credit risk, including investment liabilities. These investment liabilities involve obligations to deliver specified securities at contracted prices and thereby create a liability to purchase the securities at prevailing future market prices. Accordingly, these transactions result in off-balance sheet risk as the Plan’s ultimate obligation to satisfy the sale of investment liabilities may exceed the amount recognized in the financial statements.
Derivatives are instruments that derive their value from underlying asset prices, indices, reference rates and other inputs, or a combination of these factors. Derivatives may be traded on an exchange (exchange-traded) or they may be privately negotiated contracts, which are usually referred to as over-the-counter (OTC) derivatives.
The Plan enters into various types of derivatives, including:
•Futures and Forwards. Contracts that commit counterparties to purchase or sell financial instruments, commodities or currencies in the future.
•Swaps. Contracts that require counterparties to exchange cash flows, such as currency or interest payment streams. The amounts exchanged are based on the specific terms of the contract with reference to specified rates, financial instruments, commodities, currencies or indices.
•Options. Contracts in which the option purchaser has the right, but not the obligation, to purchase from or sell to the option writer financial instruments, commodities or currencies within a defined time period for a specified price.
As a writer of option contracts, the Plan receives a premium to become obligated to buy or sell financial instruments for a period of time at the holder’s option. During this period, the Plan bears the risk of an unfavorable change in the fair value of the financial instrument underlying the option, but has no credit risk, as the counterparty has no performance obligation to the Plan once it has paid its cash premium.
Derivatives are recorded on a gross basis in the statements of net assets available for benefits and are accounted for at fair value.
Risk Management
Market risk includes risk that arises from the potential for changes in value of financial instruments resulting from fluctuations in interest and foreign exchange rates, in prices of commodities, and in prices of debt and equity securities. In many cases, these financial instruments serve to reduce, rather than increase, the Plan’s exposure to losses from market or other risks. In addition, the measurement of market risk is meaningful only when all related and offsetting transactions are identified. The investment managers may limit the Plan’s market risk by holding or purchasing offsetting positions.
The Plan is subject to credit risk of counterparty nonperformance on derivative assets, except for written options, which obligate the Plan to perform and do not give rise to any counterparty credit risk.

THE GOLDMAN SACHS 401(k) PLAN
Notes to Financial Statements

The tables below present information about derivative contracts by major product type.

	Fair Value as of December
	2025		2024
$ in thousands	Derivative Assets	Derivative Liabilities	Derivative Assets	Derivative Liabilities
Interest rates	$–	$30	$68	$–
Commodities	222	–	292	2
Equities	2,570	24	344	–
Total gross fair value	$2,792	$54	$704	$2
Not offset in the statements of net assets available for benefits
Counterparty netting	$(24)	$(24)	$(2)	$(2)
Cash collateral netting	(2,768)	(30)	(702)	–
Total	$–	$–	$–	$–

	Notional Amounts as of December
$ in thousands	2025	2024
Interest rates	$127,220	$85,638
Commodities	79,944	117,891
Equities	132,966	128,447
Total	$340,130	$331,976
In the tables above:
•The amount of derivative assets and liabilities reported on the statements of net assets available for benefits is the gross fair value and excludes the impact of any legally enforceable master netting agreements and cash collateral held by the Plan.
•Notional amounts, which represent the sum of gross long and short derivative contracts, provide an indication of the volume of the Plan’s derivative activity and do not represent anticipated losses.
The table below presents the net appreciation/(depreciation) in the fair value of derivatives (including gains and losses on derivatives bought and sold, as well as held during the year) by major product type.

	Year Ended December
$ in thousands	2025	2024
Interest rates	$38	$(1,683)
Credit	–	65
Currencies	–	480
Commodities	(6,206)	(1,274)
Equities	6,113	(1,327)
Total	$(55)	$(3,739)
Credit Derivatives
The Plan’s investment managers enter into various credit derivative transactions.
The Plan may enter into credit default swaps. Single-name credit default swaps protect the buyer against the loss of principal on one or more bonds, loans or mortgages (reference obligations) in the event the issuer of the reference obligations suffers a credit event. The buyer of protection pays an initial or periodic premium to the seller and receives protection for the period of the contract. If there is no credit event, as defined in the contract, the seller of protection makes no payments to the buyer. If a credit event occurs, the seller of protection is required to make a payment to the buyer, calculated according to the terms of the contract.
The Plan had no written or purchased credit derivative transactions as of both December 2025 and December 2024.

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

Bank Deposit
*GOLDMAN SACHS BANK USA BANK DEPOSIT ACCOUNT	266,344,052	$266,344,052
Total Bank Deposit		$266,344,052

Mutual Funds
AMERICAN FUNDS AMERICAN HIGH-INCOME TRUST	23,020,834	$228,366,669
DODGE & COX INTERNATIONAL STOCK FUND	7,329,631	120,645,723
RBC EMERGING MARKETS EQUITY FUND	5,706,826	97,358,446
SSGA HEDGED INTERNATIONAL DEVELOPED EQUITY INDEX FUND	1,150,769	165,273,458
VANGUARD CASH RESERVES FEDERAL MONEY MARKET	712,373,670	712,373,670
VANGUARD INFLATION-PROTECTED SECURITIES FUND	12,863,808	120,405,240
Total Mutual Funds		$1,444,423,206

Collective Trusts
BLACKROCK 20+ YR TREASURY BOND INDEX FUND	1,922,673	$74,119,831
BLACKROCK EQUITY GROWTH INDEX FUND	7,849,241	788,825,974
BLACKROCK EQUITY VALUE INDEX FUND	5,921,518	432,019,724
BLACKROCK LIFEPATH® 2030 INDEX NON-LENDABLE FUND	4,998,483	222,206,070
BLACKROCK LIFEPATH® 2035 INDEX NON-LENDABLE FUND	6,438,261	328,162,026
BLACKROCK LIFEPATH® 2040 INDEX NON-LENDABLE FUND	7,419,075	427,252,661
BLACKROCK LIFEPATH® 2045 INDEX NON-LENDABLE FUND	9,196,270	589,736,588
BLACKROCK LIFEPATH® 2050 INDEX NON-LENDABLE FUND	8,158,907	566,697,303
BLACKROCK LIFEPATH® 2055 INDEX NON-LENDABLE FUND	12,349,469	630,370,011
BLACKROCK LIFEPATH® 2060 INDEX NON-LENDABLE FUND	11,140,218	324,110,147
BLACKROCK LIFEPATH® 2065 INDEX NON-LENDABLE FUND	1,553,823	32,211,684
BLACKROCK LIFEPATH® RETIREMENT INDEX NON-LENDABLE FUND	6,824,025	203,658,935
BLACKROCK MSCI EAFE EQUITY INDEX NON-LENDABLE FUND	4,266,310	192,828,265
FIDELITY INSTITUTIONAL ASSET MANAGEMENT CORE PLUS	5,350,926	132,328,400
SSGA EMERGING MARKETS INDEX NON-LENDING SERIES FUND	4,426,859	216,114,841
SSGA RUSSELL 2000® INDEX NON-LENDING SERIES FUND	6,551,692	348,117,577
SSGA S&P 500® INDEX NON-LENDING SERIES FUND	276,778,363	3,293,385,737
SSGA S&P MIDCAP® INDEX NON-LENDING SERIES FUND	4,993,880	354,845,144
SSGA U.S. BOND INDEX NON-LENDING SERIES FUND	7,800,831	94,023,411
Total Collective Trusts		$9,251,014,329

Separately Managed Accounts

Cash and Cash Equivalents
ARS (ARGENTINE PESO)	12,560	$9
CAD (CANADIAN DOLLARS)	12,012	8,763
CHF (SWISS FRANC)	7,022	8,863
EUR (EURO)	451,110	529,807
GBP (GREAT BRITISH POUNDS)	114,941	154,601
HKD (HONG KONG DOLLARS)	66	9
KRW (SOUTH KOREAN WON)	20	–
PHP (PHILIPPINES PESO)	676	11
SGD (SINGAPORE DOLLARS)	561	436
THB (THAI BAHT)	100	3
USD (US DOLLAR)	1,589,792	1,589,498
Total Cash and Cash Equivalents		$2,292,000

Securities Purchased Under Agreements to Resell
J P MORGAN CHASE REV REPO 3.900% 01/02/26 DD 12/31/25	61,900,000	$61,900,000
REGIONS BANK REV REPO 3.930% 01/02/26 DD 12/31/25	10,400,000	10,400,000
Total Securities Purchased Under Agreements to Resell		$72,300,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

Fixed Income Securities
1988 CLO 5 LTD 5A A1 144A VAR RT 07/15/37 DD 06/27/24	450,000	$450,000
7-ELEVEN INC 144A 0.950% 02/10/26 DD 02/10/21	125,000	124,558
AB BSL CLO 6 LTD 6A A 144A VAR RT 07/20/37 DD 06/26/25	975,000	977,681
ABBVIE INC 2.950% 11/21/26 DD 05/21/20	750,000	744,215
ABBVIE INC 4.800% 03/15/27 DD 02/26/24	2,135,000	2,157,553
AIR LEASE CORP 1.875% 08/15/26 DD 05/24/21	550,000	541,871
ALLY FINANCIAL INC VAR RT 05/15/29 DD 05/15/25	159,000	163,087
AMERICAN EXPRESS CO VAR RT 07/20/29 DD 07/25/25	1,298,000	1,307,923
AMERICAN EXPRESS CO VAR RT 07/26/28 DD 07/26/24	600,000	610,208
AMERICAN EXPRESS CREDIT AC 1 A 4.870% 05/15/28 DD 06/14/23	500,000	501,830
AMERICAN EXPRESS CREDIT AC 3 A 4.650% 07/15/29 DD 07/23/24	500,000	506,883
AMERICAN TOWER CORP 3.375% 10/15/26 DD 05/13/16	275,000	273,552
AMGEN INC 2.600% 08/19/26 DD 08/19/16	700,000	694,602
AMORTIZING RESIDENTIAL CO 1 A5 VAR RT 10/25/34 DD 09/25/04	109,640	108,479
APIDOS CLO XXIII 23A ARR 144A VAR RT 04/15/33 DD 03/26/25	1,211,362	1,211,362
ARTHUR J GALLAGHER & CO 4.850% 12/15/29 DD 12/19/24	675,000	691,034
AVOLON HOLDINGS FUNDING LTD 144A 6.375% 05/04/28 DD 05/04/23	935,000	974,473
BA CREDIT CARD TRUST A1 A1 4.790% 05/15/28 DD 06/16/23	500,000	501,668
BAIN CAPITAL CREDIT 3A A1 144A VAR RT 07/16/37 DD 06/27/24	1,200,000	1,200,000
BANCO SANTANDER SA VAR RT 03/24/28 DD 03/24/22	1,000,000	1,000,444
BANK OF AMERICA CORP VAR RT 01/20/27 DD 01/20/23	2,190,000	2,191,088
BANK OF AMERICA CORP VAR RT 01/24/29 DD 01/24/25	1,774,000	1,807,693
BANK OF AMERICA CORP VAR RT 09/15/27 DD 09/15/23	300,000	303,890
BANK OF MONTREAL VAR RT 01/22/27 DD 01/22/21	1,030,000	1,028,003
BANK OF MONTREAL VAR RT 09/10/27 DD 09/10/24	100,000	100,280
BANK OF NOVA SCOTIA/THE 4.750% 02/02/26 DD 02/02/23	1,625,000	1,626,072
BANK OF NOVA SCOTIA/THE 5.400% 06/04/27 DD 06/04/24	500,000	510,601
BANK5 2024-5YR11 5YR11 A3 5.893% 11/15/57 DD 11/01/24	350,000	368,126
BANK5 2024-5YR9 5YR9 A3 5.614% 08/15/57 DD 08/01/24	525,000	546,689
BANK5 2025-5YR14 5YR14 A3 5.646% 04/15/58 DD 04/01/25	525,000	549,427
BANK5 2025-5YR16 5YR16 A3 5.282% 08/15/63 DD 08/01/25	300,000	310,046
BANK5 2025-5YR17 5YR17 A3 5.225% 11/15/58 DD 10/01/25	600,000	619,141
BANK5 2025-5YR19 5YR19 A3 5.270% 12/15/58 DD 12/01/25	700,000	723,843
BARCLAYS DRYROCK ISSUANCE 1 A 4.720% 02/15/29 DD 04/25/23	700,000	701,628
BARCLAYS PLC VAR RT 03/12/28 DD 03/12/24	200,000	203,586
BARCLAYS PLC VAR RT 05/09/27 DD 05/09/23	1,235,000	1,241,983
BARCLAYS PLC VAR RT 09/10/28 DD 09/10/24	970,000	981,516
BARCLAYS PLC VAR RT 09/13/27 DD 09/13/23	200,000	203,124
BARCLAYS PLC VAR RT 11/24/27 DD 11/24/21	764,000	751,697
BAT CAPITAL CORP 3.557% 08/15/27 DD 08/15/18	1,337,000	1,326,922
BENCHMARK 2021-B28 MORTGAGE TRUST B28 ASB 1.980% 08/15/54 DD 08/01/21	300,000	281,551
BENCHMARK 2024-V7 MORTGAGE TRUST V7 A3 VAR RT 05/15/56 DD 05/01/24	350,000	369,557
BENCHMARK 2024-V8 MORTGAGE TRUST V8 A3 VAR RT 07/15/57 DD 07/01/24	400,000	422,599
BFLD COMMERCIAL MORTGAGE 660F A 144A VAR RT 11/15/42 DD 10/31/25	650,000	651,828
BOEING CO/THE 2.750% 02/01/26 DD 11/02/20	490,000	489,424
BPCE SA 144A 3.250% 01/11/28 DD 01/11/18	365,000	358,991
BROADCOM INC 1.950% 02/15/28 DD 08/15/25	720,000	691,292
BROADCOM INC 5.050% 07/12/27 DD 07/12/24	1,670,000	1,700,087
BX TRUST 2021-BXMF BXMF A 144A VAR RT 10/15/26 DD 11/08/21	286,490	286,061
BX TRUST 2025-ROIC ROIC A 144A VAR RT 03/15/30 DD 02/27/25	747,086	746,153
CAMPBELL’S COMPANY/THE 2.375% 04/24/30 DD 04/24/20	755,000	694,874
CAMPBELL’S COMPANY/THE 5.200% 03/19/27 DD 03/21/24	495,000	501,489
CANADIAN IMPERIAL BANK OF COMMERCE 5.615% 07/17/26 DD 07/17/23	780,000	787,148
CAPITAL ONE FINANCIAL CORP VAR RT 05/10/28 DD 05/09/22	970,000	981,558
CARDINAL HEALTH INC 4.700% 11/15/26 DD 11/22/24	1,438,000	1,447,293

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

CARMAX AUTO OWNER TRUST 2 3 A3 4.350% 07/15/30 DD 07/23/25	500,000	504,406
CARMAX AUTO OWNER TRUST 2 4 A3 5.340% 08/16/27 DD 10/31/22	120,020	120,362
CARMAX AUTO OWNER TRUST 3 A2A 5.210% 09/15/27 DD 07/30/24	111,739	111,958
CARVAL CLO XI C LTD 3A A1 144A VAR RT 10/20/37 DD 09/25/24	1,000,000	1,000,000
CARVANA AUTO RECEIVABLES P4 A2 4.190% 03/12/29 DD 11/25/25	500,000	500,917
CARVANA AUTO RECEIVABLES P4 A3 4.640% 01/10/30 DD 12/17/24	500,000	503,046
CATERPILLAR FINANCIAL SERVICES 4.800% 01/06/26 DD 01/06/23	910,000	910,082
CHASE MORTGAGE FINANCE A1 1A1 VAR RT 02/25/37 DD 02/01/07	6,611	6,650
CITIBANK NA 4.929% 08/06/26 DD 08/06/24	300,000	301,582
CITIBANK NA 5.438% 04/30/26 DD 04/30/24	400,000	401,528
CITIBANK NA 5.488% 12/04/26 DD 12/04/23	250,000	253,320
CITIBANK NA VAR RT 11/19/27 DD 11/19/24	860,000	866,256
CITIGROUP INC VAR RT 03/04/29 DD 03/04/25	1,627,000	1,650,787
CITIGROUP INC VAR RT 06/09/27 DD 06/09/21	895,000	884,773
CITIGROUP INC VAR RT 07/24/28 DD 07/24/17	259,000	257,384
CITIGROUP INC VAR RT 10/27/28 DD 10/27/17	710,000	703,765
COMM 2024-277P MOR 277P A 144A 6.338% 08/10/44 DD 08/01/24	450,000	474,301
COREBRIDGE GLOBAL FUNDING 144A 4.250% 08/21/28 DD 08/21/25	690,000	691,999
CROWN CASTLE INC 4.800% 09/01/28 DD 04/26/23	965,000	979,347
CVS HEALTH CORP 5.000% 02/20/26 DD 02/21/23	760,000	760,290
DELL INTERNATIONAL LLC / EMC C 6.020% 06/15/26 DD 06/15/21	78,000	78,341
DEUTSCHE BANK AG/NEW YORK NY VAR RT 01/10/29 DD 01/10/25	612,000	624,752
DIAMONDBACK ENERGY INC 5.200% 04/18/27 DD 04/18/24	825,000	837,004
DOMINION ENERGY INC 4.600% 05/15/28 DD 05/13/25	444,000	449,381
DRYDEN 80 CLO LTD 80A ARR 144A VAR RT 01/17/33 DD 09/09/25	1,367,709	1,367,709
ECMC GROUP STUDENT LOAN 2A A 144A VAR RT 09/25/68 DD 10/10/18	351,231	348,675
EXETER AUTOMOBILE RECEIVABLES 1A A2 4.700% 09/15/27 DD 01/29/25	26,856	26,860
EXETER AUTOMOBILE RECEIVABLES 1A A3 4.670% 08/15/28 DD 01/29/25	150,000	150,264
EXETER SELECT AUTOMOBILE 2 A2 4.540% 06/15/29 DD 07/30/25	486,194	487,848
FHLMC MULTICLASS MTG 3179 FP VAR RT 07/15/36 DD 07/15/06	2,299	2,280
FHLMC MULTICLASS MTG 4594 PA 3.000% 11/15/44 DD 06/01/16	91,153	88,527
FHLMC MULTICLASS MTG 4604 HA 2.500% 05/15/45 DD 08/01/16	95,475	89,910
FHLMC MULTICLASS MTG 4709 EA 3.000% 01/15/46 DD 08/01/17	100,176	97,439
FHLMC MULTICLASS MTG 4718 DA 3.000% 02/15/47 DD 09/01/17	92,595	87,552
FHLMC MULTICLASS MTG 4839 A 4.000% 04/15/51 DD 10/01/18	2,342,763	2,261,242
FHLMC MULTICLASS MTG 4874 AT 3.000% 09/15/48 DD 03/01/19	106,171	96,032
FHLMC MULTICLASS MTG 5473 FA VAR RT 11/25/54 DD 10/25/24	384,049	384,790
FHLMC MULTICLASS MTG 5495 AF VAR RT 01/25/55 DD 12/25/24	81,938	82,198
FHLMC MULTICLASS MTG 5517 MF VAR RT 03/25/55 DD 02/25/25	359,131	360,738
FHLMC MULTICLASS MTG 5564 PF VAR RT 08/25/55 DD 07/25/25	883,136	887,256
FHLMC MULTICLASS MTG 5565 FA VAR RT 08/25/55 DD 07/25/25	567,240	569,486
FHLMC MULTICLASS MTG Q034 APT2 VAR RT 07/25/54 DD 06/01/25	488,448	475,757
FHLMC MULTICLASS STRIP 278 F1 VAR RT 09/15/42 DD 09/15/12	31,100	30,712
FHLMC POOL #SD-8475 5.500% 10/01/54 DD 10/01/24	2,188,810	2,221,242
FHLMC POOL #SL-3027 5.500% 01/01/55 DD 10/01/25	2,333,919	2,392,012
FHLMC POOL #SL-3113 5.500% 07/01/55 DD 10/01/25	2,394,031	2,433,177
FIFTH THIRD BANCORP VAR RT 10/27/28 DD 10/27/22	1,095,000	1,139,324
FISERV INC 5.375% 08/21/28 DD 08/21/23	950,000	974,480
FNMA GTD REMIC P/T 06-30 KF VAR RT 05/25/36 DD 04/25/06	10,928	10,853
FNMA GTD REMIC P/T 15-92 PA 2.500% 12/25/41 DD 11/01/15	32,864	30,973
FNMA GTD REMIC P/T 18-27 WF VAR RT 05/25/58 DD 04/01/18	317,717	312,405
FNMA GTD REMIC P/T 24-104 FA VAR RT 01/25/55 DD 12/25/24	81,776	81,986
FNMA GTD REMIC P/T 25-4 FB VAR RT 12/25/53 DD 01/25/25	612,244	614,358
FNMA POOL #0555678 5.000% 08/01/33 DD 07/01/03	198,470	201,261
FNMA POOL #0735676 5.000% 07/01/35 DD 06/01/05	68,396	69,497
FNMA POOL #0AB0130 5.000% 05/01/38 DD 05/01/09	20,715	21,048

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

FNMA POOL #0AL1674 VAR RT 05/01/42 DD 05/01/12	9,068	9,478
FNMA POOL #0AL5548 VAR RT 05/01/38 DD 07/01/14	18,951	19,731
FNMA POOL #0BL6406 1.630% 05/01/27 DD 06/01/20	600,000	582,329
FNMA POOL #0BM2007 4.000% 09/01/48 DD 08/01/18	101,371	98,081
FNMA POOL #0BN5342 4.000% 03/01/49 DD 03/01/19	129,651	125,278
FORD CREDIT AUTO LEASE TRUST A A3 4.720% 06/15/28 DD 01/27/25	1,225,000	1,235,332
FORD CREDIT AUTO LEASE TRUST B A2B VAR RT 02/15/27 DD 07/23/24	89,911	89,915
FORD MOTOR CREDIT CO LLC 5.850% 05/17/27 DD 05/17/24	425,000	431,511
GE HEALTHCARE TECHNOLOGIES INC 5.650% 11/15/27 DD 05/15/23	800,000	823,719
GENERAL MOTORS CO 5.350% 04/15/28 DD 05/07/25	1,121,000	1,148,602
GENERAL MOTORS FINANCIAL CO INC 5.800% 06/23/28 DD 06/23/23	945,000	979,527
GLENCORE FUNDING LLC 144A 4.907% 04/01/28 DD 04/01/25	1,238,000	1,259,008
GLOBAL PAYMENTS INC 3.200% 08/15/29 DD 08/14/19	520,000	496,217
GM FINANCIAL AUTOMOBILE LEASE 1 A3 4.660% 02/21/28 DD 02/12/25	500,000	504,105
GM FINANCIAL AUTOMOBILE LEASE 1 A3 5.090% 03/22/27 DD 02/15/24	380,803	381,664
GM FINANCIAL CONSUMER AUTOMOBILE 1 A3 4.620% 12/17/29 DD 01/15/25	800,000	808,259
GNMA GTD REMIC P/T 16-H20 FG VAR RT 08/20/66 DD 09/20/16	1,493	1,497
GNMA GTD REMIC P/T 17-H05 FC VAR RT 02/20/67 DD 02/20/17	373,281	374,406
GNMA GTD REMIC P/T 18-H15 FG VAR RT 08/20/68 DD 09/20/18	40,110	40,356
GNMA GTD REMIC P/T 19-H20 F VAR RT 12/20/69 DD 12/20/19	381,702	384,887
GNMA GTD REMIC P/T 24-H04 FA VAR RT 02/20/74 DD 03/20/24	546,378	545,741
GNMA GTD REMIC P/T 24-H07 FC VAR RT 02/20/74 DD 04/20/24	297,571	297,466
GNMA GTD REMIC P/T 25-204 FH VAR RT 12/20/55 DD 12/20/25	1,300,000	1,301,772
GNMA II POOL #0MA1376 4.000% 10/20/43 DD 10/01/13	175,991	170,733
GNMA II POOL #0MA5332 5.000% 07/20/48 DD 07/01/18	346,721	351,708
GNMA II POOL #0MA5530 5.000% 10/20/48 DD 10/01/18	184,893	188,354
GNMA II POOL #0MA5596 4.500% 11/20/48 DD 11/01/18	15,325	15,205
GNMA II POOL #0MA5711 4.500% 01/20/49 DD 01/01/19	8,451	8,389
GNMA II POOL #0MA5764 4.500% 02/20/49 DD 02/01/19	33,703	33,433
GNMA II POOL #0MA5818 4.500% 03/20/49 DD 03/01/19	44,961	44,600
GNMA II POOL #0MA5819 5.000% 03/20/49 DD 03/01/19	15,973	16,228
GNMA II POOL #0MA5877 4.500% 04/20/49 DD 04/01/19	66,043	65,767
GNMA II POOL #0MA5987 4.500% 06/20/49 DD 06/01/19	22,908	22,813
GNMA II POOL #0MA5988 5.000% 06/20/49 DD 06/01/19	485,867	494,045
GOLUB CAPITAL PARTNERS 74A A 144A VAR RT 07/25/37 DD 06/20/24	825,000	825,000
HCA INC 5.000% 03/01/28 DD 02/21/25	680,000	692,867
HCA INC 5.625% 09/01/28 DD 08/23/18	375,000	386,951
HSBC HOLDINGS PLC VAR RT 03/03/29 DD 03/03/25	485,000	492,221
HUDSON YARDS 2025- SPRL A 144A VAR RT 01/13/40 DD 01/01/25	525,000	544,672
HYUNDAI AUTO RECEIVABLES A A3 4.990% 02/15/29 DD 03/20/24	698,189	704,168
IMPERIAL BRANDS FINANCE PLC 144A 4.500% 06/30/28 DD 07/01/25	975,000	983,164
INTERNATIONAL BUSINESS MACHINE 4.650% 02/10/28 DD 02/10/25	600,000	608,936
INTERNATIONAL FLAVORS & FRAGRANCES 4.450% 09/26/28 DD 09/26/18	875,000	881,409
JPMORGAN CHASE & CO VAR RT 01/23/28 DD 01/23/24	555,000	560,794
JPMORGAN CHASE & CO VAR RT 01/24/29 DD 01/24/25	1,579,000	1,608,870
JPMORGAN CHASE & CO VAR RT 09/22/27 DD 09/22/21	875,000	859,082
KRE COMMERCIAL MORTGAGE AIP4 A 144A VAR RT 03/15/42 DD 03/18/25	700,000	699,126
M&T BANK AUTO RECEIVABLE 1A A2A 144A 4.630% 05/15/28 DD 02/12/25	712,101	713,736
MANUFACTURERS & TRADERS TRUST VAR RT 07/06/28 DD 06/17/25	837,000	844,712
MARS INC 144A 4.600% 03/01/28 DD 03/12/25	1,872,000	1,898,144
MASSACHUSETTS EDUCATIONAL 1 A1 VAR RT 04/25/38 DD 07/02/08	53,794	53,938
MERCEDES-BENZ AUTOMOBILE LEASE A A3 5.320% 01/18/28 DD 05/23/24	450,000	454,374
MERRILL LYNCH MORTGAGE INVESTORS E A1 VAR RT 11/25/29 DD 09/23/04	26,089	22,922
MITSUBISHI UFJ FINANCIAL GROUP VAR RT 07/20/27 DD 07/20/21	490,000	483,163
MIZUHO BANK LTD/NEW YORK NY VAR RT 06/02/26 DD 11/20/25	1,500,000	1,500,000
MONDELEZ INTERNATIONAL INC 4.250% 05/06/28 DD 05/06/25	994,000	999,586

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

MORGAN STANLEY BANK NA 5.882% 10/30/26 DD 11/01/23	600,000	609,032
MORGAN STANLEY MORTGAGE 11AR 1A1 VAR RT 01/25/35 DD 12/29/04	33,846	32,357
MORGAN STANLEY VAR RT 01/21/28 DD 01/24/22	1,000,000	983,757
MORGAN STANLEY VAR RT 01/28/27 DD 01/19/23	2,254,000	2,255,557
MORGAN STANLEY VAR RT 04/12/29 DD 04/17/25	871,000	888,527
MPLX LP 1.750% 03/01/26 DD 08/18/20	575,000	572,734
NATIONAL BK KUWAIT C/D 4.170% 03/17/26 DD 11/17/25	1,308,000	1,308,043
NEXTERA ENERGY CAPITAL HOLDING 1.875% 01/15/27 DD 12/13/21	274,000	268,226
NEXTERA ENERGY CAPITAL HOLDING 4.625% 07/15/27 DD 06/23/22	810,000	818,805
NISOURCE INC 3.490% 05/15/27 DD 05/22/17	112,000	111,289
NTT FINANCE CORP 144A 4.620% 07/16/28 DD 07/16/25	970,000	983,230
NXP BV / NXP FUNDING LLC / NXP 3.875% 06/18/26 DD 12/18/21	500,000	499,460
NXP BV / NXP FUNDING LLC / NXP 4.400% 06/01/27 DD 05/16/22	340,000	341,518
ORACLE CORP 2.300% 03/25/28 DD 03/24/21	2,412,000	2,300,762
O’REILLY AUTOMOTIVE INC 5.750% 11/20/26 DD 11/20/23	1,495,000	1,515,208
PARK BLUE CLO 2024- 5A A1 144A VAR RT 07/25/37 DD 06/27/24	700,000	700,000
PENSKE TRUCK LEASING CO LP 144A 5.250% 07/01/29 DD 06/21/24	830,000	853,337
PENSKE TRUCK LEASING CO LP 144A 5.350% 01/12/27 DD 01/12/24	215,000	217,468
PNC FINANCIAL SERVICES GROUP INC VAR RT 01/26/27 DD 01/24/23	935,000	935,379
PROTECTIVE LIFE GLOBAL FUND 144A 5.209% 04/14/26 DD 04/14/23	2,150,000	2,156,498
QUANTA SERVICES INC 4.750% 08/09/27 DD 08/09/24	1,419,000	1,436,450
RAD CLO 25 LTD 25A A1 144A VAR RT 07/20/37 DD 06/27/24	825,000	825,000
REVVITY INC 1.900% 09/15/28 DD 09/10/21	355,000	333,965
RIO TINTO FINANCE USA PLC 4.500% 03/14/28 DD 03/14/25	783,000	792,268
ROCHE HOLDINGS INC 144A 5.265% 11/13/26 DD 11/13/23	495,000	500,536
ROCK TRUST 2024-CN CNTR A 144A 5.388% 11/13/41 DD 10/01/24	750,000	771,003
ROYAL BANK OF CANADA VAR RT 07/23/27 DD 07/23/24	500,000	502,775
ROYAL BANK OF CANADA VAR RT 08/06/29 DD 08/06/25	1,095,000	1,105,945
ROYAL BANK OF CANADA VAR RT 10/18/28 DD 10/18/24	1,880,000	1,898,623
SANTANDER DRIVE AUTO RECEIVABLES 1 A2 4.760% 08/16/27 DD 01/22/25	28,845	28,851
SANTANDER DRIVE AUTO RECEIVABLES 1 A3 4.740% 01/16/29 DD 01/22/25	400,000	400,870
SANTANDER DRIVE AUTO RECEIVABLES 1 A3 5.250% 04/17/28 DD 01/18/24	79,292	79,342
SANTANDER DRIVE AUTO RECEIVABLES 2 A3 4.670% 08/15/29 DD 03/26/25	500,000	502,738
SANTANDER DRIVE AUTO RECEIVABLES 3 A2 4.630% 10/16/28 DD 07/30/25	431,941	433,260
SANTANDER DRIVE AUTO RECEIVABLES 3 A3 4.380% 01/15/30 DD 07/30/25	500,000	502,428
SANTANDER DRIVE AUTO RECEIVABLES 6 A3 5.930% 07/17/28 DD 11/21/23	211,065	211,715
SANTANDER UK GROUP HOLDINGS PLC VAR RT 09/11/30 DD 09/11/24	685,000	693,533
SBA GTD PARTN CTFS 2008-20G 1 5.870% 07/01/28 DD 07/16/08	6,269	6,330
SFS AUTO RECEIVABLE 1A A2 144A 4.650% 05/22/28 DD 02/19/25	368,353	368,917
SOLVENTUM CORP 5.450% 02/25/27 DD 08/25/24	253,000	256,661
SOUTHERN CALIFORNIA EDISON CO 4.400% 09/06/26 DD 09/06/24	100,000	100,165
SOUTHERN CALIFORNIA EDISON CO 4.875% 02/01/27 DD 01/11/24	200,000	201,309
SOUTHERN CALIFORNIA EDISON CO 5.350% 03/01/26 DD 03/01/24	200,000	200,357
STELLANTIS FINANCIAL BANK A3 144A 4.270% 01/22/29 DD 08/20/25	250,000	251,523
SUMITOMO MITSUI FINANCIAL GROUP 2.632% 07/14/26 DD 07/14/16	1,750,000	1,737,833
SYNCHRONY CARD FUNDING LLC A2 A 4.930% 07/15/30 DD 07/30/24	700,000	711,372
SYNOPSYS INC 4.650% 04/01/28 DD 03/17/25	564,000	571,710
TESLA AUTO LEASE TRUST A A3 144A 5.300% 06/21/27 DD 03/13/24	171,708	172,265
THERMO FISHER SCIENTIFIC INC 5.000% 12/05/26 DD 12/05/23	825,000	833,134
T-MOBILE USA INC 2.250% 02/15/26 DD 01/14/21	425,000	424,029
T-MOBILE USA INC 2.625% 04/15/26 DD 03/23/21	992,000	988,073
T-MOBILE USA INC 3.750% 04/15/27 DD 04/15/21	475,000	473,567
TORONTO-DOMINION BANK/THE 4.861% 01/31/28 DD 01/31/25	1,277,000	1,298,283
TORONTO-DOMINION BANK/THE 5.103% 01/09/26 DD 01/10/23	915,000	915,120
TOYOTA AUTO RECEIVABLES 2 A A3 4.630% 09/15/27 DD 01/30/23	171,213	171,607
TRESTLES CLO VII LT 7A A1 144A VAR RT 10/25/37 DD 09/06/24	1,300,000	1,300,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

TRINITAS CLO XXX L 30A A1 144A VAR RT 10/23/37 DD 09/20/24	800,000	800,000
TRUIST FINANCIAL CORP VAR RT 01/24/35 DD 01/24/24	820,000	864,325
U S TREASURY NOTE 0.500% 02/28/26 DD 02/28/21	4,580,000	4,556,146
U S TREASURY NOTE 0.500% 04/30/27 DD 04/30/20	630,000	605,784
U S TREASURY NOTE 0.625% 05/15/30 DD 05/15/20	1,280,000	1,124,200
U S TREASURY NOTE 0.625% 08/15/30 DD 08/15/20	8,830,000	7,690,378
U S TREASURY NOTE 0.750% 04/30/26 DD 04/30/21	2,470,000	2,447,365
U S TREASURY NOTE 1.000% 07/31/28 DD 07/31/21	1,150,000	1,079,338
U S TREASURY NOTE 1.125% 02/29/28 DD 02/28/21	2,130,000	2,026,246
U S TREASURY NOTE 1.250% 06/30/28 DD 06/30/21	5,010,000	4,742,865
U S TREASURY NOTE 1.375% 08/31/26 DD 08/31/19	8,670,000	8,547,739
U S TREASURY NOTE 3.500% 04/30/30 DD 04/30/23	850,000	844,521
U S TREASURY NOTE 3.750% 05/31/30 DD 05/31/23	510,000	511,673
U S TREASURY NOTE 3.750% 06/30/30 DD 06/30/23	750,000	752,402
U S TREASURY NOTE 4.000% 05/31/30 DD 05/31/25	860,000	871,657
U S TREASURY NOTE 4.125% 03/31/31 DD 03/31/24	480,000	488,663
U S TREASURY NOTE 4.125% 03/31/32 DD 03/31/25	1,040,000	1,055,681
U S TREASURY NOTE 4.125% 05/31/32 DD 05/31/25	970,000	984,095
U S TREASURY NOTE 4.125% 11/30/31 DD 11/30/24	1,170,000	1,189,104
U S TREASURY NOTE 4.250% 06/30/31 DD 06/30/24	1,940,000	1,986,151
U S TREASURY NOTE 4.375% 05/15/34 DD 05/15/24	5,310,000	5,436,527
U S TREASURY NOTE 4.500% 07/15/26 DD 07/15/23	3,150,000	3,166,156
UBS AG/STAMFORD CT VAR RT 01/10/28 DD 01/10/25	885,000	892,507
UNITEDHEALTH GROUP INC 4.600% 04/15/27 DD 03/21/24	830,000	837,055
US TREAS-CPI INFLAT 0.125% 07/15/26 DD 07/15/16	135,827	135,042
US TREAS-CPI INFLAT 0.250% 07/15/29 DD 07/15/19	407,302	392,741
US TREAS-CPI INFLAT 0.375% 07/15/27 DD 07/15/17	159,715	157,900
US TREAS-CPI INFLAT 0.625% 01/15/26 DD 01/15/16	137,021	136,700
US TREAS-CPI INFLAT 0.750% 02/15/45 DD 02/15/15	193,565	141,383
US TREAS-CPI INFLAT 0.875% 02/15/47 DD 02/15/17	26,975	19,487
US TREAS-CPI INFLAT 1.375% 02/15/44 DD 02/15/14	181,607	152,312
US TREAS-CPI INFLAT 1.875% 07/15/35 DD 07/15/25	1,013,950	1,012,890
US TREAS-CPI INFLAT 2.500% 01/15/29 DD 01/15/09	424,600	438,544
US TREAS-CPI INFLAT 3.375% 04/15/32 DD 10/15/01	18,342	20,271
VENTURE 38 CLO LT 38A ARR 144A VAR RT 07/30/32 DD 03/07/25	194,589	194,589
VERALTO CORP 5.500% 09/18/26 DD 03/18/24	1,668,000	1,682,215
VERIZON COMMUNICATIONS INC 4.125% 03/16/27 DD 03/16/17	942,000	944,329
VOLKSWAGEN AUTO LEASE TRUST A A2A 5.400% 12/21/26 DD 03/27/24	83,673	83,756
VW CREDIT INC DISC 04/06/26	1,500,000	1,476,253
WAMU MORTGAGE PASS-THROUGH AR13 A1A VAR RT 11/25/34 DD 11/23/04	57,469	57,072
WELLS FARGO & CO VAR RT 06/17/27 DD 06/17/19	1,295,000	1,289,862
WELLS FARGO & CO VAR RT 07/25/29 DD 07/25/23	940,000	973,969
WELLS FARGO BANK NA 5.254% 12/11/26 DD 12/11/23	700,000	708,489
WELLS FARGO COMMERCIAL 5C4 A3 5.673% 05/15/58 DD 05/01/25	400,000	418,375
WILLIAMS COS INC/THE 4.625% 06/30/30 DD 06/30/25	685,000	692,417
WORLD OMNI AUTOMOBILE LEASE A A3 4.420% 04/17/28 DD 03/12/25	1,000,000	1,008,331
WORLD OMNI SELECT AUTO TRUST A A2A 5.370% 02/15/28 DD 07/24/24	34,890	34,911
XCEL ENERGY INC 1.750% 03/15/27 DD 11/03/21	850,000	827,200
XCEL ENERGY INC 3.350% 12/01/26 DD 12/01/16	266,000	264,349
ZAIS CLO 18 LTD 18A A1R 144A VAR RT 10/25/37 DD 08/21/25	1,000,000	1,000,000
Total Fixed Income Securities		$211,801,505

Common Stock
10X GENOMICS INC	40,931	$667,585
3M CO	58,977	9,442,218
AAON INC	47,537	3,624,696

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

AAR CORP	39,282	3,252,157
ABBOTT LABORATORIES	112,756	14,127,199
ABBVIE INC	30,375	6,940,384
ABERCROMBIE & FITCH CO	5,575	701,725
ACCENTURE PLC	13,108	3,516,876
ACCOR SA	17,805	1,008,332
ADAPTIVE BIOTECHNOLOGIES CORP	57,877	939,922
ADDUS HOMECARE CORP	7,373	791,786
ADIDAS AG	5,927	1,176,751
ADOBE INC	12,110	4,238,379
ADVANCE AUTO PARTS INC	32,618	1,281,887
ADVANCED ENERGY INDUSTRIES INC	7,377	1,544,522
ADVANCED MICRO DEVICES INC	32,801	7,024,662
ADVANTEST CORP	14,989	1,877,629
ADYEN NV	1,684	2,719,439
AEROVIRONMENT INC	1,475	356,788
AGCO CORP	35,400	3,692,928
AGIOS PHARMACEUTICALS INC	16,096	438,133
AIA GROUP LTD HK/01299	692,139	7,105,018
AIB GROUP PLC	174,765	1,888,246
AIR LIQUIDE SA	9,733	1,831,920
AIRBUS SE	9,606	2,238,303
AKAMAI TECHNOLOGIES INC	45,600	3,978,600
AKZO NOBEL NV	4,172	290,068
ALCON AG	29,053	2,289,667
ALFA LAVAL AB	64,423	3,254,414
ALIBABA GROUP HOLDING LTD ADR	50,169	7,353,772
ALIGHT INC	405,672	791,060
ALIGNMENT HEALTHCARE INC	61,516	1,214,941
ALIMENTATION COUCHE-TARD INC	39,477	2,158,815
ALKERMES PLC	28,293	791,638
ALLEGRO MICROSYSTEMS INC	31,907	841,707
ALLFUNDS GROUP PLC	108,955	1,029,456
ALLIANCE LAUNDRY HOLDINGS INC	35,726	727,024
ALLIANT ENERGY CORP	140,600	9,140,406
ALLIANZ SE	13,843	6,348,714
ALNYLAM PHARMACEUTICALS INC	9,445	3,755,804
ALPHA METALLURGICAL RESOURCES	1,827	365,181
ALPHABET INC	146,635	46,014,063
AMAZON.COM INC	116,116	26,801,895
AMERANT BANCORP INC	120,856	2,357,901
AMERESCO INC	25,333	742,004
AMERICAN EAGLE OUTFITTERS INC	24,918	657,088
AMERICAN FINANCIAL GROUP INC/O	47,300	6,464,964
AMERICAN INTERNATIONAL GROUP INC	150,740	12,895,807
AMERICAN VANGUARD CORP	49,763	190,095
AMERICAN WATER WORKS CO INC	43,900	5,728,950
AMERIS BANCORP	45,762	3,398,744
AMKOR TECHNOLOGY INC	15,737	621,297
AMPHENOL CORP	48,000	6,486,720
ANGLO AMERICAN PLC	29,194	1,211,399
ANHEUSER-BUSCH INBEV SA/NV	20,939	1,350,090
ANTOFAGASTA PLC	20,784	916,661
ANZ GROUP HOLDINGS LTD	72,220	1,750,131
AON PLC	25,230	8,903,162
API GROUP CORP	126,262	4,830,784

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

APOGEE THERAPEUTICS INC	12,479	941,915
APPLE INC	220,976	60,074,535
APPLOVIN CORP	11,850	7,984,767
APTARGROUP INC	39,750	4,847,910
ARCADIS NV	10,604	442,610
ARCELLX INC	6,932	451,966
ARCHER DANIELS MIDLAND CO	81,800	4,702,682
ARCHROCK INC	29,476	766,966
ARCUS BIOSCIENCES INC	24,043	572,945
ARES MANAGEMENT CORP	14,687	2,373,860
ARGENX SE	3,058	2,574,364
ARGENX SE ADR	13,527	11,375,530
ARISTA NETWORKS INC	6,226	815,793
ARKEMA SA	6,107	374,039
ARTHUR J GALLAGHER & CO	4,362	1,128,842
ASCENDIS PHARMA A/S ADR	46,584	9,933,572
ASML HOLDING NV	10,514	11,377,602
ASSA ABLOY AB	58,997	2,296,831
ASSURED GUARANTY LTD	10,461	940,130
ASTERA LABS INC	17,477	2,907,474
ASTRAZENECA PLC	22,449	4,163,894
ATLANTA BRAVES HOLDINGS INC	22,604	891,728
ATLAS COPCO AB	209,088	3,766,115
ATRICURE INC	20,116	795,789
AUMOVIO SE	11,536	581,771
AUTOZONE INC	3,007	10,198,241
AVIENT CORP	47,523	1,484,619
AXSOME THERAPEUTICS INC	9,612	1,755,536
AYVENS SA	79,769	1,071,753
AZZ INC	22,623	2,424,733
BABCOCK INTERNATIONAL GROUP PL	30,054	502,472
BAE SYSTEMS PLC	236,423	5,450,533
BAKER HUGHES CO	219,184	9,981,639
BANCO BILBAO VIZCAYA ARGENTARIA	167,555	3,945,539
BANK LEUMI LE-ISRAEL BM	73,802	1,625,585
BANK OF AMERICA CORP	111,185	6,115,175
BARRICK MINING CORP	20,986	915,377
BAWAG GROUP AG	22,979	3,481,412
BAYERISCHE MOTOREN WERKE AG	6,699	732,792
BEAZLEY PLC	125,367	1,402,959
BELDEN INC	12,271	1,430,185
BELLRING BRANDS INC	7,801	208,521
BERKSHIRE HATHAWAY INC	28,343	14,246,609
BLACK ROCK COFFEE BAR INC	23,721	527,792
BLOOM ENERGY CORP	58,580	5,090,017
BLUE RIDGE BANKSHARES INC	383,849	1,639,035
BOISE CASCADE CO	13,783	1,014,429
BOOKING HOLDINGS INC	1,430	7,658,122
BOOT BARN HOLDINGS INC	13,865	2,446,757
BORGWARNER INC	110,700	4,988,142
BRENNTAG SE	10,477	609,822
BRIDGEBIO PHARMA INC	26,139	1,999,372
BRINKER INTERNATIONAL INC	3,535	507,343
BRITISH AMERICAN TOBACCO PLC	78,788	4,465,736
BROADCOM INC	117,471	40,656,713
BROOKDALE SENIOR LIVING INC	227,127	2,450,700

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

BT GROUP PLC	637,061	1,577,086
BUILDERS FIRSTSOURCE INC	44,563	4,585,087
BUREAU VERITAS SA	35,653	1,138,099
BWX TECHNOLOGIES INC	16,851	2,912,527
CABOT CORP	26,001	1,723,346
CACTUS INC	40,803	1,863,881
CADENCE BANK	27,526	1,179,214
CALIFORNIA BANCORP	93,325	1,742,378
CALLAWAY GOLF CO	55,944	652,866
CANADIAN NATIONAL RAILWAY CO	13,434	1,327,951
CAPCOM CO LTD	25,904	603,372
CAPITAL CITY BANK GROUP INC	28,131	1,197,537
CAPITAL ONE FINANCIAL CORP	33,576	8,137,479
CARGURUS INC	152,365	5,843,198
CARMAX INC	63,097	2,438,068
CARRIER GLOBAL CORP	68,600	3,624,824
CARVANA CO	21,858	9,224,514
CASELLA WASTE SYSTEMS INC	29,890	2,927,427
CASEY’S GENERAL STORES INC	10,275	5,679,095
CASTLE BIOSCIENCES INC	12,957	504,027
CBRE GROUP INC	24,470	3,934,531
CCC INTELLIGENT SOLUTIONS HOLDINGS	286,004	2,273,732
CELCUITY INC	3,979	396,865
CELESTICA INC	11,532	3,408,975
CELLDEX THERAPEUTICS INC	30,761	835,469
CENCORA INC	8,314	2,808,054
CENTRUS ENERGY CORP	1,557	377,977
CENTURI HOLDINGS INC	20,254	511,414
CENTURY ALUMINUM CO	7,500	293,850
CENTURY COMMUNITIES INC	19,048	1,130,499
CF INDUSTRIES HOLDINGS INC	59,300	4,586,262
CG ONCOLOGY INC	17,706	735,153
CHALLENGER LTD	105,353	661,096
CHAMPION HOMES INC	23,636	1,997,242
CHARLES SCHWAB CORP/THE	54,270	5,422,116
CHECK POINT SOFTWARE TECHNOLOGY	25,750	4,778,170
CHEFS’ WAREHOUSE INC/THE	50,870	3,170,727
CHENIERE ENERGY INC	2,532	492,195
CHESAPEAKE UTILITIES CORP	13,566	1,692,494
CHIBA BANK LTD/THE	50,060	558,263
CHORD ENERGY CORP	55,998	5,191,015
CHUGAI PHARMACEUTICAL CO LTD	104,700	5,506,026
CIE DE SAINT-GOBAIN SA	16,442	1,679,224
CIE FINANCIERE RICHEMONT SA	11,359	2,466,792
CIENA CORP	18,940	4,429,498
CINEMARK HOLDINGS INC	69,353	1,611,764
CIPHER DIGITAL INC	21,565	318,299
CLEAR SECURE INC	104,211	3,655,722
CLEARWATER ANALYTICS HOLDINGS	83,531	2,014,768
CLOUDFLARE INC	49,329	9,725,212
CMS ENERGY CORP	95,400	6,671,322
CNX RESOURCES CORP	16,115	592,549
COCA-COLA CO/THE	70,365	4,919,217
COCA-COLA EUROPACIFIC PARTNERS	3,733	343,943
COEUR MINING INC	88,695	1,581,432
COGENT BIOSCIENCES INC	28,820	1,023,686

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

COGNEX CORP	4,852	174,575
COHERENT CORP	12,633	2,331,673
COLGATE-PALMOLIVE CO	116,105	9,174,617
COLOPLAST A/S	11,657	1,001,539
COMFORT SYSTEMS USA INC	4,551	4,247,403
COMMERCIAL METALS CO	15,478	1,071,387
COMMONWEALTH BANK OF AUSTRALIA	14,802	1,584,941
COMPASS GROUP PLC	54,960	1,747,562
COMPASS INC	214,394	2,266,145
CONCENTRA GROUP HOLDINGS PARENT	17,282	340,110
CONOCOPHILLIPS	72,846	6,819,114
CONSTELLIUM SE	21,420	403,767
CONTEMPORARY AMPEREX TECHNOLOGY HK/03750	63,981	4,155,251
COOPER COS INC/THE	41,473	3,399,127
CORE NATURAL RESOURCES INC	7,310	647,008
CORE SCIENTIFIC INC	15,662	228,039
COTERRA ENERGY INC	222,300	5,850,936
CREDICORP LTD	9,307	2,671,109
CREDO TECHNOLOGY GROUP HOLDING	32,640	4,696,570
CRINETICS PHARMACEUTICALS INC	24,218	1,127,348
CRODA INTERNATIONAL PLC	6,339	229,783
CROWDSTRIKE HOLDINGS INC	9,620	4,509,471
CROWN HOLDINGS INC	37,500	3,861,375
CSX CORP	182,300	6,608,375
CYBERARK SOFTWARE LTD	1,546	689,609
CYTEK BIOSCIENCES INC	45,608	230,320
CYTOKINETICS INC	22,082	1,403,090
DAIFUKU CO LTD	66,400	2,087,589
DAI-ICHI LIFE HOLDINGS INC	20,800	172,974
DAIICHI SANKYO CO LTD	48,142	1,028,291
DAIMLER TRUCK HOLDING AG	20,101	881,036
DANONE SA	11,539	1,040,521
DASSAULT SYSTEMES SE	52,334	1,465,294
DAVE INC	4,803	1,063,432
DBS GROUP HOLDINGS LTD	175,708	7,700,546
DEERE & CO	15,159	7,057,576
DEUTSCHE POST AG	2,909	159,652
DEUTSCHE TELEKOM AG	52,462	1,704,243
DEVON ENERGY CORP	142,700	5,227,101
DIAMONDBACK ENERGY INC	35,787	5,379,860
DIANTHUS THERAPEUTICS INC	9,078	374,104
DISC MEDICINE INC	9,455	750,822
DISCO CORP	16,164	4,967,430
DNOW INC	72,804	964,653
DOORDASH INC	40,396	9,148,886
DORMAN PRODUCTS INC	7,539	928,729
DOVER CORP	9,746	1,902,809
DR HORTON INC	23,181	3,338,759
DSM-FIRMENICH AG	3,377	272,710
DSV A/S	2,599	660,008
DUTCH BROS INC	17,757	1,087,084
DXP ENTERPRISES INC/TX	27,278	2,994,852
E.ON SE	169,421	3,208,496
EASTERN BANKSHARES INC	198,860	3,664,990
EASYJET PLC	59,935	411,623
ECHOSTAR CORP	13,282	1,443,753

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

EDWARDS LIFESCIENCES CORP	12,616	1,075,514
ELEMENT SOLUTIONS INC	42,696	1,066,973
ELF BEAUTY INC	1,687	128,279
ELI LILLY & CO	15,206	16,341,584
ENERGY FUELS INC/CANADA	8,835	128,461
ENGIE SA	105,548	2,777,963
ENSIGN GROUP INC/THE	9,277	1,616,053
ENTERPRISE FINANCIAL SERVICES	49,293	2,661,822
EPIROC AB	103,029	2,345,835
EQT CORP	34,403	1,844,001
EQUITABLE HOLDINGS INC	64,060	3,052,459
ERSTE GROUP BANK AG	13,968	1,688,045
ESC GLOBIX CORPORATION	1,200	–
ESCO TECHNOLOGIES INC	2,248	439,237
ESSENT GROUP LTD	38,544	2,505,745
ESTEE LAUDER COS INC/THE	46,300	4,848,536
EVOLUTION MINING LTD	68,486	579,094
EXCELERATE ENERGY INC	20,925	586,946
EXPAND ENERGY CORP	35,700	3,939,852
EXPEDIA GROUP INC	24,650	6,983,592
EXPERIAN PLC	13,113	593,154
F&G ANNUITIES & LIFE INC	5,022	154,929
FABRINET	5,367	2,443,488
FAIR ISAAC CORP	1,595	2,696,539
FANUC CORP	51,498	1,998,876
FB FINANCIAL CORP	57,144	3,188,635
FEDEX CORP	11,502	3,322,468
FERGUSON ENTERPRISES INC	14,731	3,279,563
FIDELITY NATIONAL FINANCIAL INC	68,825	3,757,157
FINECOBANK BANCA FINECO SPA	77,473	2,019,937
FIRST INTERSTATE BANCSYSTEM INC	67,769	2,344,807
FIRST QUANTUM MINERALS LTD	19,911	534,543
FIRST WESTERN FINANCIAL INC	10,132	271,639
FIVE POINT HOLDINGS LLC	38,631	215,947
FLYWIRE CORP	116,994	1,656,635
FOMENTO ECONOMICO MEXICANO SAB ADR	36,319	3,670,761
FRANCO-NEVADA CORP	21,100	4,373,608
FRESHPET INC	11,992	730,673
FTAI AVIATION LTD	13,864	2,729,128
FTI CONSULTING INC	28,600	4,885,738
FUKUOKA FINANCIAL GROUP INC	9,600	310,333
GALDERMA GROUP AG	6,710	1,372,914
GE AEROSPACE	34,195	10,533,086
GE VERNOVA INC	18,356	11,996,931
GENERAL MILLS INC	105,365	4,899,473
GENERAL MOTORS CO	37,492	3,048,849
GENERALI	20,752	871,306
GENIUS SPORTS LTD	143,502	1,581,392
GENMAB A/S	7,570	2,412,792
GILDAN ACTIVEWEAR INC	1,649	102,997
GILEAD SCIENCES INC	47,251	5,799,588
GLENCORE PLC	288,196	1,575,942
GMO PAYMENT GATEWAY INC	10,470	651,465
*GOLDMAN SACHS GROUP INC/THE	493,014	433,359,306
GOODYEAR TIRE & RUBBER CO/THE	191,266	1,675,490
GRAB HOLDINGS LTD	126,695	632,208

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

GROUP 1 AUTOMOTIVE INC	1,096	431,057
GRUPO FINANCIERO BANORTE SAB DE CV	188,000	1,744,538
GSK PLC	143,754	3,527,786
GUARDANT HEALTH INC	8,052	822,431
GUIDEWIRE SOFTWARE INC	13,498	2,713,233
GULFPORT ENERGY CORP	7,341	1,526,855
HA SUSTAINABLE INFRASTRUCTURE	75,151	2,361,996
HACHIJUNI NAGANO BANK LTD	27,600	298,899
HAIER SMART HOME CO LTD HK/06690	569,400	1,776,197
HALEON PLC	699,593	3,526,821
HAMILTON INSURANCE GROUP LTD	64,893	1,810,515
HAMILTON LANE INC	7,724	1,037,410
HARTFORD INSURANCE GROUP INC/THE	49,700	6,848,660
HAYWARD HOLDINGS INC	140,508	2,170,849
HB FULLER CO	23,799	1,415,089
HDFC BANK LTD ADR	149,432	5,460,245
HEALTHEQUITY INC	10,825	991,678
HECLA MINING CO	82,312	1,579,567
HEINEKEN NV	2,991	244,981
HELIOS TECHNOLOGIES INC	28,958	1,548,963
HERITAGE FINANCIAL CORP/WA	5,975	141,309
HIKMA PHARMACEUTICALS PLC	20,904	435,812
HILTON WORLDWIDE HOLDINGS INC	10,400	2,987,400
HIMS & HERS HEALTH INC	96,209	3,123,906
HITACHI LTD	113,494	3,549,380
HOKUHOKU FINANCIAL GROUP INC	10,700	313,331
HOLOGIC INC	97,000	7,225,530
HONDA MOTOR CO LTD	110,058	1,078,498
HORIZON BANCORP INC/IN	38,444	652,010
HSBC HOLDINGS PLC	152,470	2,407,226
HUB GROUP INC	72,700	3,097,747
HUBBELL INC	11,675	5,184,984
HUNTINGTON BANCSHARES INC/OH	363,250	6,302,388
HUT 8 CORP	23,592	1,083,816
ICG PLC	29,437	813,266
IDACORP INC	15,320	1,938,899
IMAX CORP	12,567	464,476
IMCD NV	4,945	449,164
IMMUNOCORE HOLDINGS PLC ADR	8,054	279,554
IMMUNOME INC	13,938	299,388
IMPERIAL BRANDS PLC	31,505	1,321,701
IMPINJ INC	5,444	947,310
INCHCAPE PLC	95,694	989,805
INDIE SEMICONDUCTOR INC	77,755	274,475
INDUSTRIA DE DISENO TEXTIL SA	42,497	2,811,963
INGERSOLL RAND INC	29,028	2,299,598
INGEVITY CORP	24,184	1,431,209
INGRAM MICRO HOLDING CORP	61,996	1,322,995
INNODATA INC	22,005	1,121,155
INNOVEX INTERNATIONAL INC	43,688	955,457
INSMED INC	120,491	20,970,253
INSPIRE MEDICAL SYSTEMS INC	4,467	411,991
INSULET CORP	11,763	3,343,515
INTERCONTINENTAL EXCHANGE INC	3,679	595,851
INTERDIGITAL INC	3,538	1,126,428
INTERNATIONAL BUSINESS MACHINE	39,410	11,673,636

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

INTERNATIONAL PAPER CO	82,274	3,240,773
INTUIT INC	9,608	6,364,531
INTUITIVE SURGICAL INC	4,122	2,334,536
IONQ INC	39,750	1,783,583
IQVIA HOLDINGS INC	28,500	6,424,185
IRHYTHM HOLDINGS INC	30,860	5,475,799
ISRACARD LTD	1	5
ISUZU MOTORS LTD	86,932	1,352,966
IVANHOE ELECTRIC INC / US	25,707	410,798
IVANHOE MINES LTD CL A	15,831	180,282
JAMES HARDIE INDUSTRIES PLC	168,813	3,502,870
JANUX THERAPEUTICS INC	29,491	406,976
JCDECAUX SE	57,100	1,038,106
JERONIMO MARTINS SGPS SA	81,564	1,940,763
JOHNSON & JOHNSON	38,627	7,993,858
KAISER ALUMINUM CORP	2,089	239,943
KAJIMA CORP	10,300	383,429
KANSAI ELECTRIC POWER CO INC/THE	80,200	1,256,123
KBC GROUP NV	24,977	3,263,434
KDDI CORP	120,434	2,081,058
KEIYO BANK LTD/THE	14,000	148,624
KENNAMETAL INC	32,408	920,711
KEYCORP	178,991	3,694,374
KEYENCE CORP	4,869	1,760,662
KEYSIGHT TECHNOLOGIES INC	33,700	6,847,503
KINETIK HOLDINGS INC	21,439	772,876
KINROSS GOLD CORP	3,389	95,582
KION GROUP AG	2,806	224,918
KNIGHT-SWIFT TRANSPORTATION HOLDINGS	106,950	5,591,346
KODIAK SCIENCES INC	12,395	346,564
KOITO MANUFACTURING CO LTD	35,484	522,939
KOKUSAI ELECTRIC CORP	10,600	371,604
KONTOOR BRANDS INC	10,306	629,594
KORN FERRY	54,091	3,571,088
KUBOTA CORP	73,874	1,044,638
KYMERA THERAPEUTICS INC	11,933	928,507
KYOTO FINANCIAL GROUP INC	13,400	292,971
KYUSHU FINANCIAL GROUP INC	47,900	311,093
L3HARRIS TECHNOLOGIES INC	42,023	12,336,692
LABCORP HOLDINGS INC	46,682	11,711,580
LAM RESEARCH CORP	3,935	673,593
LANDSTAR SYSTEM INC	19,800	2,845,260
LASERTEC CORP	25,500	4,822,786
LATHAM GROUP INC	196,167	1,245,660
LATTICE SEMICONDUCTOR CORP	52,128	3,835,578
LENDINGCLUB CORP	24,783	469,390
LIBERTY ENERGY INC	21,749	401,487
LIBERTY MEDIA CORP-LIBERTY FORMULA ONE	44,770	4,410,293
LINCOLN ELECTRIC HOLDINGS INC	29,100	6,973,524
LINDSAY CORP	6,991	824,029
LIVANOVA PLC	19,127	1,176,884
LIVE NATION ENTERTAINMENT INC	33,334	4,750,095
LONDON STOCK EXCHANGE GROUP PLC	6,069	730,761
L’OREAL SA	5,828	2,509,265
LOWE’S COS INC	26,775	6,457,059
LUKOIL PJSC ADR	41,527	–

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

LUMENTUM HOLDINGS INC	5,944	2,190,899
LUNDIN MINING CORP	31,863	685,726
LVMH MOET HENNESSY LOUIS VUITTON	2,996	2,269,531
M3 INC	153,466	2,069,777
MACOM TECHNOLOGY SOLUTIONS HOLDINGS	13,811	2,365,548
MACQUARIE GROUP LTD	8,302	1,124,954
MADRIGAL PHARMACEUTICALS INC	2,990	1,741,197
MAGNITE INC	192,811	3,129,323
MAGNUM ICE CREAM CO NV/THE	3,683	58,331
MAMA’S CREATIONS INC	13,714	185,002
MANNKIND CORP	88,132	499,708
MANULIFE FINANCIAL CORP	100,092	3,639,311
MARA HOLDINGS INC	13,584	121,984
MARAVAI LIFESCIENCES HOLDINGS	138,481	450,063
MARKS & SPENCER GROUP PLC	226,416	1,004,985
MARQETA INC	320,889	1,524,223
MARTIN MARIETTA MATERIALS INC	6,921	4,309,430
MARUBENI CORP	34,439	956,413
MASTERCARD INC	42,853	24,463,921
MATADOR RESOURCES CO	52,478	2,227,166
MBX BIOSCIENCES INC	18,258	575,857
MCDONALD’S CORP	13,407	4,097,581
MCKESSON CORP	5,655	4,638,740
MEDLINE INC	36,157	1,518,594
MEDTRONIC PLC	28,775	2,764,127
MERCADOLIBRE INC	3,219	6,483,903
MERCANTILE BANK CORP	1,200	57,720
MERIT MEDICAL SYSTEMS INC	13,753	1,212,189
META PLATFORMS INC	30,767	20,308,989
METHANEX CORP	9,121	362,245
METLIFE INC	62,088	4,901,227
MIAMI INTERNATIONAL HOLDINGS INC	15,938	707,328
MICROCHIP TECHNOLOGY INC	96,000	6,117,120
MICROSOFT CORP	157,199	76,024,580
MIDDLEBY CORP/THE	22,300	3,315,341
MIDWESTONE FINANCIAL GROUP INC	18,146	698,621
MIND MEDICINE MINDMED INC	32,424	434,157
MINERALYS THERAPEUTICS INC	10,882	394,908
MIRUM PHARMACEUTICALS INC	9,197	726,471
MISUMI GROUP INC	60,757	948,498
MITSUBISHI ELECTRIC CORP	22,405	655,376
MITSUI & CO LTD	21,774	644,976
MITSUI FUDOSAN CO LTD	208,488	2,368,260
MIZUHO FINANCIAL GROUP INC	58,630	2,132,068
MKS INC	57,203	9,141,039
MNTN INC	116,296	1,388,574
MODINE MANUFACTURING CO	20,073	2,679,946
MOLINA HEALTHCARE INC	24,800	4,303,792
MONGODB INC	7,109	2,983,576
MONOLITHIC POWER SYSTEMS INC	2,918	2,644,758
MONOPAR THERAPEUTICS INC	6,721	438,881
MS&AD INSURANCE GROUP HOLDINGS	25,301	594,492
MVB FINANCIAL CORP	23,964	618,990
MYR GROUP INC	6,985	1,526,223
NATERA INC	38,276	8,768,649
NATIONAL VISION HOLDINGS INC	71,730	1,852,069

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

NATURAL GROCERS BY VITAMIN COTTAGE	10,303	258,090
NAVER CORP	19,550	3,291,016
NETEASE INC ADR	15,496	2,132,560
NETFLIX INC	60,946	5,714,297
NEWAMSTERDAM PHARMA CO NV	8,074	283,236
NEWMARK GROUP INC	92,039	1,595,956
NEXT PLC	8,023	1,476,255
NEXTPOWER INC	45,931	4,001,049
NICE LTD ADR	13,718	1,550,683
NOBA BANK GROUP AB	8,561	109,394
NOMURA HOLDINGS INC	116,700	968,622
NOMURA RESEARCH INSTITUTE LTD	22,313	857,103
NOVAGOLD RESOURCES INC	51,156	476,774
NOVANTA INC	9,242	1,099,706
NOVARTIS AG	28,301	3,915,165
NOVO NORDISK A/S	15,463	790,827
NOVONESIS NOVOZYMES B	19,564	1,254,513
NUCOR CORP	24,284	3,960,963
NUVALENT INC	7,681	772,632
NVIDIA CORP	553,792	103,282,208
NVR INC	458	3,340,089
OBIC CO LTD	44,000	1,381,658
ODDITY TECH LTD	8,032	322,726
OKLO INC	11,122	798,115
OLD REPUBLIC INTERNATIONAL CORP	131,600	6,006,224
OMNICELL INC	20,604	933,361
ONE GAS INC	22,251	1,718,890
ONESPAWORLD HOLDINGS LTD	63,664	1,320,391
ONTO INNOVATION INC	15,207	2,400,577
OPTION CARE HEALTH INC	47,157	1,502,422
ORACLE CORP	44,602	8,693,376
ORANGE SA	64,008	1,067,474
ORMAT TECHNOLOGIES INC	19,643	2,169,962
ORORA LTD	106,749	157,320
OSCAR HEALTH INC	23,023	330,841
OTSUKA HOLDINGS CO LTD	30,500	1,726,540
PACKAGING CORP OF AMERICA	38,600	7,960,478
PALANTIR TECHNOLOGIES INC	72,251	12,842,615
PALO ALTO NETWORKS INC	10,973	2,021,227
PARSONS CORP	74,681	4,615,285
PATRICK INDUSTRIES INC	11,577	1,255,294
PEABODY ENERGY CORP	16,818	499,495
PENSKE AUTOMOTIVE GROUP INC	25,800	4,083,882
PENUMBRA INC	5,238	1,628,547
PERELLA WEINBERG PARTNERS	34,889	603,580
PERFORMANCE FOOD GROUP CO	69,200	6,222,464
PERNOD RICARD SA	10,802	927,376
PERPETUA RESOURCES CORP	13,579	328,748
PFIZER INC	157,998	3,934,150
PHARVARIS NV	15,259	423,437
PHILIP MORRIS INTERNATIONAL INC	51,696	8,292,038
PHOENIX FINANCIAL LTD	11,774	486,904
PING AN INSURANCE GROUP CO OF HK/02318	257,500	2,155,345
PIPER SANDLER COS	4,760	1,617,020
POWER INTEGRATIONS INC	19,789	703,301
PRAXIS PRECISION MEDICINES INC	3,649	1,075,506

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

PRIMORIS SERVICES CORP	6,606	820,069
PRIVIA HEALTH GROUP INC	13,645	323,523
PROSUS NV	33,935	2,106,335
PROTAGONIST THERAPEUTICS INC	14,251	1,244,682
PRUDENTIAL PLC	121,857	1,875,879
PTC THERAPEUTICS INC	19,087	1,449,849
PURE STORAGE INC	37,654	2,523,195
QBE INSURANCE GROUP LTD	8,735	115,858
QIAGEN NV	28,349	1,293,657
QUAKER CHEMICAL CORP	8,550	1,174,001
QUANTA SERVICES INC	10,543	4,449,779
QUEST DIAGNOSTICS INC	35,300	6,125,609
RADNET INC	8,371	597,271
RAMBUS INC	27,191	2,498,581
RAYMOND JAMES FINANCIAL INC	38,750	6,222,863
RBC BEARINGS INC	11,340	5,085,196
RECKITT BENCKISER GROUP PLC	14,875	1,200,857
RECRUIT HOLDINGS CO LTD	27,725	1,564,854
RED ROCK RESORTS INC	19,994	1,238,628
REDDIT INC	13,019	2,992,678
REGAL REXNORD CORP	54,414	7,635,372
REMITLY GLOBAL INC	67,582	932,632
RENASANT CORP	73,545	2,590,255
REPUBLIC SERVICES INC	17,800	3,772,354
REVOLUTION MEDICINES INC	23,409	1,864,527
REXEL SA	55,235	2,179,008
RHEINMETALL AG	493	903,825
RHYTHM PHARMACEUTICALS INC	8,221	879,976
RIGETTI COMPUTING INC	30,549	676,660
RIO TINTO PLC	48,092	3,877,288
RIOT PLATFORMS INC	28,730	364,009
ROBINHOOD MARKETS INC	94,284	10,663,521
ROBLOX CORP	101,264	8,205,422
ROCHE HOLDING AG	15,906	6,589,270
ROCKET LAB CORP	21,343	1,488,888
ROKU INC	10,824	1,174,296
ROLLS-ROYCE HOLDINGS PLC	95,510	1,477,356
RPM INTERNATIONAL INC	59,200	6,156,800
RTX CORP	28,457	5,219,014
RUSH ENTERPRISES INC	2,439	131,560
RYANAIR HOLDINGS PLC ADR	29,998	2,165,556
RYDER SYSTEM INC	6,444	1,233,317
SAFRAN SA	5,392	1,883,325
SALESFORCE INC	19,645	5,204,157
SAMPO OYJ	121,734	1,476,885
SAMSUNG ELECTRONICS CO LTD GDR	3,635	7,509,910
SANDVIK AB	70,628	2,302,987
SANSAN INC	40,547	448,553
SAP SE	6,205	1,518,343
SAVARA INC	71,547	431,428
SBI SHINSEI BANK LTD	63,300	702,683
SCHNEIDER ELECTRIC SE	8,967	2,473,801
SCHOLAR ROCK HOLDING CORP	24,212	1,066,539
SEA LTD ADR	9,690	1,236,153
SEACOAST BANKING CORP OF FLORIDA	57,637	1,810,955
SEADRILL LTD	23,805	823,653

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

SEMTECH CORP	35,584	2,622,185
SERVICENOW INC	23,340	3,575,455
SERVICETITAN INC	19,493	2,076,005
SF HOLDING CO LTD HK/06936	293,200	1,306,376
SHAKE SHACK INC	20,810	1,689,148
SHAWBROOK GROUP PLC	140,384	917,682
SHELL PLC	167,931	6,188,991
SHIN-ETSU CHEMICAL CO LTD	31,256	971,709
SHIONOGI & CO LTD	98,000	1,776,248
SHOPIFY INC	103,136	16,601,802
SHORE BANCSHARES INC	41,797	738,971
SIEMENS AG	10,609	2,979,747
SILICON LABORATORIES INC	7,380	964,566
SIMMONS FIRST NATIONAL CORP	81,225	1,531,091
SINGAPORE TELECOMMUNICATIONS LTD	394,757	1,396,691
SIRIUSPOINT LTD	62,179	1,361,098
SITIME CORP	4,239	1,497,172
SKANDINAVISKA ENSKILDA BANKEN	167,433	3,543,431
SM ENERGY CO	9,181	171,685
SMARTFINANCIAL INC	19,216	710,800
SMITH DOUGLAS HOMES CORP	27,991	469,409
SNOWFLAKE INC	9,205	2,019,209
SOCIETE GENERALE SA	35,720	2,882,897
SOFI TECHNOLOGIES INC	253,708	6,642,075
SOFTBANK GROUP CORP	29,072	816,082
SOLARIS ENERGY INFRASTRUCTURE	14,211	653,280
SOLENO THERAPEUTICS INC	15,225	704,918
SOLVENTUM CORP	18,370	1,455,639
SOMNIGROUP INTERNATIONAL INC	19,290	1,722,211
SOMPO HOLDINGS INC	26,655	907,404
SONOVA HOLDING AG	5,114	1,336,837
SONY GROUP CORP	244,840	6,285,599
SPIRE INC	10,278	849,991
SPOTIFY TECHNOLOGY SA	10,407	6,043,449
SPRUCE BIOSCIENCES INC	1,819	158,453
SPYRE THERAPEUTICS INC	22,435	734,971
SS&C TECHNOLOGIES HOLDINGS INC	36,831	3,219,766
SSE PLC	76,400	2,239,180
SSR MINING INC	25,283	554,203
STANDARD CHARTERED PLC	57,167	1,400,981
STANDARDAERO INC	89,400	2,563,992
STARBUCKS CORP	41,607	3,503,725
STEEL DYNAMICS INC	32,400	5,490,180
STEPSTONE GROUP INC	75,122	4,820,579
STOKE THERAPEUTICS INC	18,888	599,505
STRUCTURE THERAPEUTICS INC ADR	23,753	1,652,021
SUMITOMO RUBBER INDUSTRIES LTD	28,093	432,565
SYMRISE AG	15,886	1,285,116
SYNOPSYS INC	4,694	2,204,866
SYNOVUS FINANCIAL CORP	43,419	2,173,121
SYSCO CORP	79,591	5,865,061
SYSMEX CORP	184,850	1,819,076
TAIWAN SEMICONDUCTOR MANUFACTURING ADR	52,761	16,033,541
TALANX AG	10,484	1,401,212
TECHTRONIC INDUSTRIES CO LTD HK/00669	147,500	1,703,636
TECNOGLASS INC	6,788	341,572

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

TELEDYNE TECHNOLOGIES INC	3,646	1,862,122
TELIA CO AB	147,328	629,342
TELKOM INDONESIA PERSERO TBK PT	8,996,100	1,877,446
TENCENT HOLDINGS LTD HK/00700	46,600	3,586,227
TERAWULF INC	107,912	1,239,909
TEREX CORP	22,532	1,202,758
TERNS PHARMACEUTICALS INC	14,441	583,416
TESCO PLC	497,432	2,955,955
TESLA INC	70,404	31,662,087
TEXAS INSTRUMENTS INC	50,005	8,675,367
TEXAS ROADHOUSE INC	29,346	4,871,436
TEXTRON INC	46,175	4,025,075
THERMO FISHER SCIENTIFIC INC	7,860	4,554,477
TOKYO ELECTRON LTD	9,353	2,047,880
TOPBUILD CORP	15,891	6,629,566
TORAY INDUSTRIES INC	121,600	791,298
TOTALENERGIES SE	91,346	5,963,768
TOWNE BANK/PORTSMOUTH VA	27,416	914,872
TOYODA GOSEI CO LTD	5,900	148,418
TOYOTA TSUSHO CORP	22,200	746,964
TRACTOR SUPPLY CO	79,300	3,965,793
TRAINLINE PLC	29,273	86,780
TRANE TECHNOLOGIES PLC	5,835	2,270,982
TRANSDIGM GROUP INC	798	1,061,220
TRAVERE THERAPEUTICS INC	15,173	579,760
TREVI THERAPEUTICS INC	55,861	699,380
TREX CO INC	65,745	2,306,335
TRIMBLE INC	82,025	6,426,659
TRUIST FINANCIAL CORP	137,200	6,751,612
TRUSTMARK CORP	38,294	1,491,551
TURNING POINT BRANDS INC	2,017	218,643
TWILIO INC	13,571	1,930,339
TWIST BIOSCIENCE CORP	94,509	2,997,825
TYLER TECHNOLOGIES INC	7,726	3,507,218
UBER TECHNOLOGIES INC	25,388	2,074,453
UBS GROUP AG	41,170	1,920,660
UCB SA	7,272	2,037,787
ULTRAGENYX PHARMACEUTICAL INC	11,252	258,796
UNICHARM CORP	212,900	1,215,640
UNICREDIT SPA	31,083	2,588,965
UNILEVER PLC	11,581	756,965
UNION PACIFIC CORP	24,222	5,603,033
UNITED COMMUNITY BANKS INC/GA	27,172	848,310
UNITED NATURAL FOODS INC	16,600	558,922
UNITED OVERSEAS BANK LTD	21,075	574,564
UNITIL CORP	14,261	690,803
UPSTART HOLDINGS INC	8,224	359,636
URANIUM ENERGY CORP	40,940	478,179
URBAN OUTFITTERS INC	4,846	364,710
US FOODS HOLDING CORP	132,538	9,982,762
V2X INC	21,478	1,171,625
VALARIS LTD	4,100	206,640
VALEO SE	27,665	378,035
VAXCYTE INC	27,125	1,251,548
VERACYTE INC	87,048	3,664,721
VERTEX INC	66,790	1,333,796

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

VIAVI SOLUTIONS INC	86,150	1,535,193
VIKING HOLDINGS LTD	50,640	3,616,202
VINCI SA	10,397	1,465,901
VIRIDIAN THERAPEUTICS INC	18,395	572,452
VISA INC	18,272	6,408,173
VISTEON CORP	3,139	298,519
VISTRA CORP	24,228	3,908,703
VITA COCO CO INC/THE	21,219	1,124,819
VITAL FARMS INC	11,181	357,121
VOYA FINANCIAL INC	4,600	342,654
VOYAGER TECHNOLOGIES INC	25,241	659,800
WALMART INC	111,793	12,454,858
WALT DISNEY CO/THE	45,409	5,166,182
WARRIOR MET COAL INC	8,065	711,091
WASTE MANAGEMENT INC	35,265	7,748,073
WATERS CORP	5,964	2,265,306
WAYSTAR HOLDING CORP	55,288	1,810,682
WEALTHFRONT CORP	83,028	1,128,351
WERNER ENTERPRISES INC	146,466	4,395,445
WESBANCO INC	43,014	1,429,785
WESCO INTERNATIONAL INC	8,781	2,148,184
WEST PHARMACEUTICAL SERVICES INC	25,382	6,983,603
WESTERN DIGITAL CORP	24,092	4,150,329
WESTLAKE CORP	19,450	1,438,133
WHITE MOUNTAINS INSURANCE GROUP	355	737,701
WILLIAMS-SONOMA INC	15,200	2,714,568
WILLIS TOWERS WATSON PLC	22,250	7,311,350
WINGSTOP INC	15,374	3,666,546
WISDOMTREE INC	168,719	2,056,685
WISE PLC	43,545	521,861
WIX.COM LTD	24,123	2,506,139
WOODWARD INC	15,289	4,622,170
WORTHINGTON ENTERPRISES INC	4,506	232,374
WORTHINGTON STEEL INC	4,405	152,501
XENON PHARMACEUTICALS INC	21,676	971,518
XERIS BIOPHARMA HOLDINGS INC	67,151	527,135
XYLEM INC/NY	72,814	9,915,811
ZEBRA TECHNOLOGIES CORP	13,400	3,253,579
ZOETIS INC	38,047	4,787,074
ZSCALER INC	11,492	2,584,000
Total Common Stock		$2,722,145,907

Mutual Funds
DREYFUS INS RSRV PR MONEY 6546	73,206,974	$73,206,974
ISHARES CORE MSCI EAFE ETF	47,873	4,282,719
ISHARES RUSSELL 2000 ETF	21,245	5,229,669
PIMCO FDS SHORT TERM FLTG NAV PORT II	1,267,119	12,692,736
Total Mutual Funds		$95,412,098

Real Estate Investment Trusts
AGREE REALTY CORP	63,190	$4,551,576
ALEXANDRIA REAL ESTATE EQUITIES	30,650	1,500,011
AMERICAN HEALTHCARE REIT INC	142,042	6,684,497
AMERICAN HOMES 4 RENT	110,520	3,547,692
AMERICOLD REALTY TRUST INC	48,470	623,324
BRIXMOR PROPERTY GROUP INC	212,820	5,580,140

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

BROADSTONE NET LEASE INC	82,040	1,425,035
BXP INC	30,000	2,024,400
CAMDEN PROPERTY TRUST	99,600	10,963,968
CARETRUST REIT INC	66,918	2,419,755
CENTERSPACE	23,689	1,580,530
COUSINS PROPERTIES INC	114,900	2,962,122
CURBLINE PROPERTIES CORP	46,151	1,071,165
DIAMONDROCK HOSPITALITY CO	144,050	1,290,688
DIGITAL REALTY TRUST INC	65,940	10,201,577
DIVERSIFIED HEALTHCARE TRUST	96,795	469,456
DOUGLAS EMMETT INC	50,950	559,941
EASTGROUP PROPERTIES INC	7,060	1,257,668
EMPIRE STATE REALTY TRUST INC	103,990	678,015
EQUINIX INC	18,640	14,281,222
EQUITY LIFESTYLE PROPERTIES INC	151,513	9,183,203
EQUITY RESIDENTIAL	48,040	3,028,442
ESSENTIAL PROPERTIES REALTY TRUST	66,259	1,965,242
ESSEX PROPERTY TRUST INC	10,760	2,815,677
EXTRA SPACE STORAGE INC	94,586	12,316,989
FEDERAL REALTY INVESTMENT TRUST	11,790	1,188,432
FIRST INDUSTRIAL REALTY TRUST	42,220	2,417,939
HEALTHCARE REALTY TRUST INC	132,040	2,238,078
HEALTHPEAK PROPERTIES INC	114,440	1,840,195
HOST HOTELS & RESORTS INC	170,620	3,025,093
INVENTRUST PROPERTIES CORP	34,050	960,551
INVITATION HOMES INC	119,630	3,324,518
IRON MOUNTAIN INC	55,662	4,617,163
KIMCO REALTY CORP	261,100	5,292,497
KITE REALTY GROUP TRUST	155,050	3,716,549
KKR REAL ESTATE FINANCE TRUST	34,812	286,155
KLEPIERRE SA	48,262	1,912,427
LADDER CAPITAL CORP	70,674	776,707
LAMAR ADVERTISING CO	61,260	7,754,291
LINEAGE INC	11,950	418,250
MACERICH CO/THE	118,500	2,187,510
MILLROSE PROPERTIES INC	5,246	156,698
NATIONAL HEALTH INVESTORS INC	27,600	2,107,812
NETSTREIT CORP	95,920	1,692,029
NNN REIT INC	163,100	6,463,653
OMEGA HEALTHCARE INVESTORS INC	75,240	3,336,142
OUTFRONT MEDIA INC	98,808	2,381,273
PHILLIPS EDISON & CO INC	46,560	1,656,139
PIEDMONT REALTY TRUST INC	102,050	851,097
PROLOGIS INC	129,380	16,516,651
PUBLIC STORAGE	28,940	7,509,930
REALTY INCOME CORP	106,790	6,019,752
REDWOOD TRUST INC	65,987	364,908
REXFORD INDUSTRIAL REALTY INC	50,470	1,954,198
RLJ LODGING TRUST	53,840	401,108
RYMAN HOSPITALITY PROPERTIES INC	7,280	688,834
SABRA HEALTH CARE REIT INC	61,770	1,169,924
SBA COMMUNICATIONS CORP	28,270	5,468,266
SIMON PROPERTY GROUP INC	35,830	6,632,491
SL GREEN REALTY CORP	28,982	1,329,404
STOCKLAND	518,069	1,979,568
SUNSTONE HOTEL INVESTORS INC	42,490	379,861

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

TANGER INC	69,657	2,324,454
TPG RE FINANCE TRUST INC	43,549	374,957
UDR INC	183,300	6,723,444
VENTAS INC	121,880	9,431,074
VICI PROPERTIES INC	113,820	3,200,618
VORNADO REALTY TRUST	56,090	1,866,675
WELLTOWER INC	109,610	20,344,712
XENIA HOTELS & RESORTS INC	104,510	1,477,158
Total Real Estate Investment Trusts		$259,741,520

Commodities
GOLD BARS	26	$11,472,280
Total Commodities		$11,472,280

Derivative Assets
BRENT CRUDE FUTURE (ICE) EXP AUG 26	1,324,202	$–
BRENT CRUDE FUTURE (ICE) EXP JUL 26	1,324,862	–
BRENT CRUDE FUTURE (ICE) EXP JUN 26	1,566,526	–
BRENT CRUDE FUTURE (ICE) EXP MAR 26	182,553	–
BRENT CRUDE FUTURE (ICE) EXP OCT 26	722,052	–
BRENT CRUDE FUTURE (ICE) EXP SEP 26	1,022,907	–
BRENT CRUDE OIL (ICE) EXP DEC 26	2,469,061	–
CCA VINTAGE 2026 FUTURE (IFE) EXP DEC 26	4,192,128	–
COCOA FUTURE (NYB) EXP MAR 26	1,213,020	–
COPPER FUTURE (CMX) EXP MAR 26	426,153	–
ECX EMISSION FUTURE (EDX) EXP DEC 26	615,676	–
GASOLINE RBOB FUTURE (NYM) EXP JUN 26	246,724	–
GOLD 100 OZ FUTURE (CMX) EXP APR 26	1,312,173	–
HEATING OIL FUTURE (NYM) EXP MAR 26	88,344	–
HENRY HB LD1 (IFE) EXP FEB 31	20,527	–
HENRY HB LD1 (IFE) EXP JAN 31	21,987	–
HENRY HB LD1 FUT (IFE) EXP APR 31	15,137	–
HENRY HB LD1 FUT (IFE) EXP AUG 31	16,747	–
HENRY HB LD1 FUT (IFE) EXP DEC 31	20,297	–
HENRY HB LD1 FUT (IFE) EXP JUN 31	15,687	–
HENRY HB LD1 FUT (IFE) EXP MAR 31	17,367	–
HENRY HB LD1 FUT (IFE) EXP MAY 31	14,947	–
HENRY HB LD1 FUT (IFE) EXP NOV 31	18,137	–
HENRY HB LD1 FUT (IFE) EXP OCT 31	17,052	–
HENRY HB LD1 FUT (IFE) EXP SEP 31	16,677	–
HENRY HUB LD1 FUT (IFE) EXP JUL 31	16,492	–
IRON ORE 62% (SGX) EXP MAR 26	136,253	–
KC HRW WHEAT FUTURE (CBT) EXP MAR 26	875,109	–
KC HRW WHEAT FUTURE (CBT) EXP MAY 26	26,401	–
LIVE CATTLE FUTURE (CME) EXP APR 26	1,300,334	–
MT BELV ETHAN 5DE FUTURE (NYM) EXP FEB 26	72,772	–
NATURAL GAS FUTURE (NYM) EXP MAR 26	93,903	–
NATURAL GAS FUTURE (NYM) EXP APR 27	136,364	–
NATURAL GAS FUTURE (NYM) EXP MAR 27	148,004	–
NATURAL GAS FUTURE (NYM) EXP MAY 26	258,408	–
NICKEL FUTURE (LME) EXP MAR 26	399,338	–
PALLADIUM FUTURE (NYM) EXP MAR 26	165,141	–
PLATINUM FUTURE (NYM) EXP APR 26	204,422	–
SOYBEAN FUTURE (CBT) EXP JUL 26	322,281	–
SOYBEAN FUTURE (CBT) EXP MAR 26	576,136	–
SOYBEAN MEAL FUTURE (CBT) EXP MAR 26	1,946,165	–

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

TRS EL BACVWSAV INDEX P 0% -55 BPS 2026 MAR 31	732,999	3,332
TRS EL SPGCESTR INDEX P TBILDI3M +16BPS 2026 JUL 15	17,047,831	348,935
TRS EL SPGCESTR INDEX P TBILDI3M +16BPS 2026 MAR 16	43,170,943	915,138
TRS EL SPGCESTR INDEX P TBILDI3M +16BPS 2026 SEP 15	36,979,276	777,156
TRS EL SPGCESTR INDEX P TBILDI3M +17BPS 2026 DEC 15	8,754,268	184,067
TRS EL SPGCESTR INDEX P TBILDI3M +17BPS 2026 MAY 15	16,222,510	341,094
US 10YR TREAS NTS FUTURE (CBT) EXP MAR 26	2,810,963	–
US 2YR TREAS NTS FUT (CBT) EXP MAR 26	93,746,738	–
US 5YR TREAS NTS FUTURE (CBT) EXP MAR 26	1,420,974	–
VARS GOLDLNPM 0.004431025 2026 JAN 19	120,000	–
VARS GOLDLNPM 0.059049 2026 JAN 19	300,000	–
VARS GOLDLNPM 0.06325225 JPM 2026 APR 10	7,078,000	222,186
WTI CRUDE FUTURE (NYM) EXP AUG 26	1,254,902	–
WTI CRUDE FUTURE (NYM) EXP DEC 26	1,650,709	–
WTI CRUDE FUTURE (NYM) EXP JUL 26	1,026,738	–
WTI CRUDE FUTURE (NYM) EXP SEP 26	172,563	–
WTI CRUDE FUTURE (NYM) MAR 26 PUT JAN 26 050.000 ED 01/27/26	3	–
ZINC FUTURE (LME) EXP MAR 26	389,870	–
Total Derivative Assets		$2,791,908

Total Investment Assets (at fair value)		$14,339,738,805

Separately Managed Accounts

Derivative Liabilities
ALUMINUM HG FUTURE (LME) EXP MAR 26	449,177	$–
BRENT CRUDE FUT (ICE) APR 26 CALL APR 26 070.000 ED 02/24/26	10	–
BRENT CRUDE FUT (ICE) MAR 26 CALL MAR 26 067.000 ED 01/27/26	3	–
BRENT CRUDE FUT (ICE) MAR 26 CALL MAR 26 071.000 ED 01/27/26	3	–
BRENT CRUDE FUTURE (ICE) EXP DEC 27	367,806	–
BRENT CRUDE FUTURE (ICE) EXP DEC 28	314,505	–
BRENT CRUDE FUTURE (ICE) EXP FEB 27	662,761	–
BRENT CRUDE FUTURE (ICE) EXP JAN 27	602,310	–
BRENT CRUDE FUTURE (ICE) EXP MAY 26	603,210	–
BRENT CRUDE FUTURE (ICE) MAR 26 CALL JAN 26 066.000 ED 01/27/26	7	–
BRENT CRUDE OIL (ICE) EXP APR 26	604,910	–
BRENT CRUDE OIL (ICE) EXP JUN 27	908,865	–
BRENT CRUDE OIL (ICE) EXP NOV 26	662,101	–
COFFEE ‘C’ FUTURE (NYB) EXP JUL 26	244,502	–
COFFEE ‘C’ FUTURE (NYB) EXP MAR 26	130,782	–
COMMIT TO PUR FNMA SF MTG 5.500% 02/01/56 DD 02/01/26	2,200,000	(30,070)
CORN FUTURE (CBT) EXP DEC 26	184,208	–
CORN FUTURE (CBT) EXP JUL 26	522,698	–
CORN FUTURE (CBT) EXP MAR 26	2,025,242	–
COTTON NO 2 FUTURE (NYB) EXP JUL 26	200,496	–
COTTON NO 2 FUTURE (NYB) EXP MAR 26	449,904	–
CRUDE OIL FUTURE (NYM) EXP DEC 27	1,446,525	–
GAS OIL FUTURE (ICE) EXP JUN 26	1,022,567	–
GASOLINE RBOB FUTURE (NYM) EXP MAR 26	658,296	–
GOLD 100 OZ FUTURE (CMX) EXP FEB 26	10,418,664	–
HEATING OIL FUTURE (NYM) EXP JUN 26	256,363	–
HENRY HB LD1 (IFE) EXP FEB 26	59,586	–
KC HRW WHEAT FUTURE (CBT) EXP JUL 26	135,505	–
LEAD FUTURE (LME) EXP MAR 26	702,706	–
LEAN HOGS FUTURE (CME) EXP APR 26	755,181	–
LOW SU GASOIL G FUTURE (ICE) EXP MAR 26	1,108,368	–

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

NATURAL GAS FUTURE (ICE) EXP MAR 26	431,762	–
NATURAL GAS FUTURE (NYM) EXP APR 26	693,682	–
NATURAL GAS FUTURE (NYM) EXP JAN 27	376,168	–
NATURAL GAS FUTURE (NYM) EXP JUL 26	73,422	–
SILVER FUTURE (CMX) EXP MAR 26	1,412,064	–
SNG KEROS V SNG GA FUT (ISF) EXP DEC 25	162	–
SNG KEROS VS SNG GASOIL (ISF) EXP APR 26	781	–
SNG KEROS VS SNG GASOIL (ISF) EXP DEC 26	121	–
SNG KEROS VS SNG GASOIL (ISF) EXP FEB 26	123	–
SNG KEROS VS SNG GASOIL (ISF) EXP JAN 26	4,907	–
SNG KEROS VS SNG GASOIL (ISF) EXP JUN 26	771	–
SNG KEROS VS SNG GASOIL (ISF) EXP MAR 26	942	–
SNG KEROS VS SNG GASOIL (ISF) EXP MAY 26	821	–
SNG KEROS VS SNG GASOIL (ISF) EXP NOV 26	261	–
SNG KEROS VS SNG GASOIL (ISF) EXP OCT 26	401	–
SOYBEAN FUTURE (CBT) EXP NOV 26	53,226	–
SOYBEAN MEAL FUTURE (CBT) EXP JUL 26	61,902	–
SOYBEAN OIL FUTURE (CBT) EXP JUL 26	326,447	–
SOYBEAN OIL FUTURE (CBT) EXP MAR 26	320,507	–
SUGAR #11 WORLD FUTURE (NYB) EXP JUL 26	428,381	–
SUGAR #11 WORLD FUTURE (NYB) EXP MAR 26	84,061	–
TRS EL BCOMF1NTC INDEX P 0% +12BPS 2026 MAR 16	7,173,746	(1,994)
TRS EL JMABFNJ2 EQUITY P 0% 2026 JAN 30	1,785,484	(21,563)
TRS FL BACVWSAV INDEX P 0% -55 BPS 2026 MAR 31	4,211	(33)
TRS FL BCOMF1NTC INDEX P 0% +12BPS 2026 MAR 16	56,439	–
TRS FL JMABFNJ2 EQUITY P 0% 2026 JAN 30	17,294	–
TRS FL SPGCESTR INDEX P TBILDI3M +16BPS 2026 JUL 15	24,567	–
TRS FL SPGCESTR INDEX P TBILDI3M +16BPS 2026 MAR 16	64,432	–
TRS FL SPGCESTR INDEX P TBILDI3M +16BPS 2026 SEP 15	54,715	–
TRS FL SPGCESTR INDEX P TBILDI3M +17BPS 2026 DEC 15	12,962	–
TRS FL SPGCESTR INDEX P TBILDI3M +17BPS 2026 MAY 15	24,020	–
TTF NAT GAS F FUTURE (EDX) EXP MAR 26	606,297	–
ULTRA 10YR US TREAS NT FUT CBT EXP MAR 26	5,865,848	–
US 10YR TREAS NTS FUTURE (CBT) EXP MAR 26	12,930,428	–
US 5YR TREAS NTS FUTURE (CBT) EXP MAR 26	5,574,590	–
US TREAS BD FUTURE (CBT) EXP MAR 26	2,080,706	–
US ULTRA BOND (CBT) EXP MAR 26	590,005	–
VARS GOLDLNPM 0.004431025 2026 JAN 19	120,000	–
VARS GOLDLNPM 0.059049 2026 JAN 19	300,000	–
VARS GOLDLNPM 0.06325225 JPM 2026 APR 10	7,078,000	–
WHEAT FUTURE (CBT) EXP JUL 26	53,127	–
WHEAT FUTURE (CBT) EXP MAR 26	2,053,431	–
WHEAT FUTURE (CBT) EXP MAY 26	77,778	–
WTI CRUDE FUTURE (ICE) EXP DEC 26	113,842	–
WTI CRUDE FUTURE (ICE) EXP JUN 26	342,066	–
WTI CRUDE FUTURE (ICE) EXP MAR 26	114,442	–
WTI CRUDE FUTURE (NYM) EXP APR 26	627,781	–
WTI CRUDE FUTURE (NYM) EXP FEB 26	401,947	–
WTI CRUDE FUTURE (NYM) EXP JAN 27	113,822	–
WTI CRUDE FUTURE (NYM) EXP JUN 26	855,165	–
WTI CRUDE FUTURE (NYM) EXP JUN 27	572,610	–
WTI CRUDE FUTURE (NYM) EXP MAR 26	457,768	–
WTI CRUDE FUTURE (NYM) EXP MAY 26	114,002	–
WTI CRUDE FUTURE (NYM) EXP NOV 26	512,289	–
WTI CRUDE FUTURE (NYM) EXP OCT 26	569,510	–
WTI CRUDE FUTURE (NYM) ED FEB 26 CALL JAN 26 067.000 ED 01/14/26	3	–

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,
rate of interest, collateral, par, or maturity value	Shares / Par Value	Current Value

WTI CRUDE FUTURE (NYM) EXP FEB 26 CALL JAN 26 068.000 ED 01/14/26	2	–
WTI CRUDE FUTURE (NYM) MAR 26 CALL JAN 26 064.000 ED 01/27/26	3	–
WTI CRUDE FUTURE FEB 26 CALL FEB 26 065.000 ED 01/14/26	4	–
Total Derivative Liabilities		$(53,660)

Total Investment Liabilities (at fair value)		$(53,660)

Total Investment Assets less Investment Liabilities		$14,339,685,145

*Notes Receivable from Participants with interest rates ranging from 4.25% to 9.50% with maturities up to 30 years		$31,465,584

Total Investments, net		$14,371,150,729

* Denotes party-in-interest
Note: Par value is reflected in the underlying currency of the security, where applicable.

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

Securities Purchased Under Agreements to Resell
BARCLAYS CAPITAL REV REPO 4.350% 10/17/25 DD 10/16/25	60,900,000	$60,900,000
BNP PARIBAS REV REPO 4.230% 05/23/25 DD 05/22/25	10,300,000	10,300,000
BNP PARIBAS REV REPO 4.250% 05/22/25 DD 05/21/25	70,200,000	70,200,000
BNP PARIBAS REV REPO 4.250% 05/23/25 DD 05/22/25	59,900,000	59,900,000
BNP PARIBAS REV REPO 4.270% 05/21/25 DD 05/20/25	8,400,000	8,400,000
BNP PARIBAS REV REPO 4.270% 07/23/25 DD 07/22/25	75,300,000	75,300,000
BNP PARIBAS REV REPO 4.280% 06/06/25 DD 06/05/25	10,600,000	10,600,000
BNP PARIBAS REV REPO 4.280% 06/16/25 DD 06/13/25	63,200,000	63,200,000
BNP PARIBAS REV REPO 4.280% 06/23/25 DD 06/20/25	80,400,000	80,400,000
BNP PARIBAS REV REPO 4.280% 06/24/25 DD 06/23/25	68,800,000	68,800,000
BNP PARIBAS REV REPO 4.290% 06/06/25 DD 06/05/25	60,300,000	60,300,000
BNP PARIBAS REV REPO 4.290% 06/10/25 DD 06/09/25	60,600,000	60,600,000
BNP PARIBAS REV REPO 4.290% 06/11/25 DD 06/10/25	61,500,000	61,500,000
BNP PARIBAS REV REPO 4.290% 06/16/25 DD 06/13/25	11,400,000	11,400,000
BNP PARIBAS REV REPO 4.290% 06/20/25 DD 06/18/25	100,000	100,000
BNP PARIBAS REV REPO 4.300% 03/13/25 DD 03/12/25	70,100,000	70,100,000
BNP PARIBAS REV REPO 4.300% 05/27/25 DD 05/23/25	10,200,000	10,200,000
BNP PARIBAS REV REPO 4.310% 01/10/25 DD 01/09/25	5,600,000	5,600,000
BNP PARIBAS REV REPO 4.310% 06/04/25 DD 06/03/25	9,600,000	9,600,000
BNP PARIBAS REV REPO 4.310% 06/05/25 DD 06/04/25	59,000,000	59,000,000
BNP PARIBAS REV REPO 4.310% 06/17/25 DD 06/16/25	63,600,000	63,600,000
BNP PARIBAS REV REPO 4.310% 06/18/25 DD 06/17/25	65,400,000	65,400,000
BNP PARIBAS REV REPO 4.310% 07/22/25 DD 07/21/25	11,100,000	11,100,000
BNP PARIBAS REV REPO 4.310% 07/24/25 DD 07/23/25	10,800,000	10,800,000
BNP PARIBAS REV REPO 4.320% 01/13/25 DD 01/10/25	44,700,000	44,700,000
BNP PARIBAS REV REPO 4.320% 02/26/25 DD 02/25/25	71,200,000	71,200,000
BNP PARIBAS REV REPO 4.320% 03/12/25 DD 03/11/25	70,200,000	70,200,000
BNP PARIBAS REV REPO 4.320% 06/05/25 DD 06/04/25	11,100,000	11,100,000
BNP PARIBAS REV REPO 4.320% 06/11/25 DD 06/10/25	11,000,000	11,000,000
BNP PARIBAS REV REPO 4.320% 06/17/25 DD 06/16/25	10,500,000	10,500,000
BNP PARIBAS REV REPO 4.320% 06/20/25 DD 06/18/25	12,600,000	12,600,000
BNP PARIBAS REV REPO 4.320% 06/26/25 DD 06/25/25	66,500,000	66,500,000
BNP PARIBAS REV REPO 4.320% 07/21/25 DD 07/18/25	60,600,000	60,600,000
BNP PARIBAS REV REPO 4.320% 08/21/25 DD 08/20/25	57,000,000	57,000,000
BNP PARIBAS REV REPO 4.330% 01/15/25 DD 01/14/25	7,400,000	7,400,000
BNP PARIBAS REV REPO 4.330% 01/17/25 DD 01/16/25	6,900,000	6,900,000
BNP PARIBAS REV REPO 4.330% 02/18/25 DD 02/14/25	56,100,000	56,100,000
BNP PARIBAS REV REPO 4.330% 06/13/25 DD 06/12/25	72,600,000	72,600,000
BNP PARIBAS REV REPO 4.330% 07/10/25 DD 07/09/25	10,900,000	10,900,000
BNP PARIBAS REV REPO 4.330% 07/11/25 DD 07/10/25	63,100,000	63,100,000
BNP PARIBAS REV REPO 4.330% 07/15/25 DD 07/14/25	62,900,000	62,900,000
BNP PARIBAS REV REPO 4.330% 08/22/25 DD 08/21/25	59,500,000	59,500,000
BNP PARIBAS REV REPO 4.340% 01/14/25 DD 01/13/25	5,600,000	5,600,000
BNP PARIBAS REV REPO 4.340% 02/12/25 DD 02/11/25	68,300,000	68,300,000
BNP PARIBAS REV REPO 4.340% 02/25/25 DD 02/24/25	70,900,000	70,900,000
BNP PARIBAS REV REPO 4.340% 03/05/25 DD 03/04/25	65,100,000	65,100,000
BNP PARIBAS REV REPO 4.340% 06/18/25 DD 06/17/25	13,100,000	13,100,000
BNP PARIBAS REV REPO 4.340% 07/07/25 DD 07/03/25	10,400,000	10,400,000
BNP PARIBAS REV REPO 4.340% 07/09/25 DD 07/08/25	63,200,000	63,200,000
BNP PARIBAS REV REPO 4.340% 07/10/25 DD 07/09/25	63,200,000	63,200,000
BNP PARIBAS REV REPO 4.340% 08/29/25 DD 08/28/25	10,600,000	10,600,000
BNP PARIBAS REV REPO 4.350% 01/06/25 DD 01/03/25	6,100,000	6,100,000
BNP PARIBAS REV REPO 4.350% 01/27/25 DD 01/24/25	6,400,000	6,400,000
BNP PARIBAS REV REPO 4.350% 06/04/25 DD 06/03/25	58,900,000	58,900,000
BNP PARIBAS REV REPO 4.350% 07/11/25 DD 07/10/25	11,000,000	11,000,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

BNP PARIBAS REV REPO 4.350% 07/25/25 DD 07/24/25	11,200,000	11,200,000
BNP PARIBAS REV REPO 4.350% 07/31/25 DD 07/30/25	63,100,000	63,100,000
BNP PARIBAS REV REPO 4.350% 08/06/25 DD 08/05/25	100,000	100,000
BNP PARIBAS REV REPO 4.350% 08/08/25 DD 08/07/25	60,000,000	60,000,000
BNP PARIBAS REV REPO 4.350% 08/11/25 DD 08/08/25	100,000	100,000
BNP PARIBAS REV REPO 4.350% 08/12/25 DD 08/11/25	70,300,000	70,300,000
BNP PARIBAS REV REPO 4.360% 02/06/25 DD 02/05/25	42,300,000	42,300,000
BNP PARIBAS REV REPO 4.360% 02/10/25 DD 02/07/25	41,100,000	41,100,000
BNP PARIBAS REV REPO 4.360% 02/20/25 DD 02/19/25	69,700,000	69,700,000
BNP PARIBAS REV REPO 4.360% 05/28/25 DD 05/27/25	10,200,000	10,200,000
BNP PARIBAS REV REPO 4.360% 05/30/25 DD 05/29/25	100,000	100,000
BNP PARIBAS REV REPO 4.360% 07/17/25 DD 07/16/25	47,700,000	47,700,000
BNP PARIBAS REV REPO 4.360% 08/04/25 DD 08/01/25	100,000	100,000
BNP PARIBAS REV REPO 4.360% 08/20/25 DD 08/19/25	9,600,000	9,600,000
BNP PARIBAS REV REPO 4.360% 08/21/25 DD 08/20/25	11,400,000	11,400,000
BNP PARIBAS REV REPO 4.360% 08/22/25 DD 08/21/25	10,300,000	10,300,000
BNP PARIBAS REV REPO 4.370% 01/23/25 DD 01/22/25	5,400,000	5,400,000
BNP PARIBAS REV REPO 4.370% 02/05/25 DD 02/04/25	41,800,000	41,800,000
BNP PARIBAS REV REPO 4.370% 02/18/25 DD 02/14/25	13,500,000	13,500,000
BNP PARIBAS REV REPO 4.370% 02/24/25 DD 02/21/25	71,200,000	71,200,000
BNP PARIBAS REV REPO 4.370% 03/11/25 DD 03/10/25	69,500,000	69,500,000
BNP PARIBAS REV REPO 4.370% 06/02/25 DD 05/30/25	9,700,000	9,700,000
BNP PARIBAS REV REPO 4.370% 07/08/25 DD 07/07/25	11,700,000	11,700,000
BNP PARIBAS REV REPO 4.370% 07/16/25 DD 07/15/25	63,200,000	63,200,000
BNP PARIBAS REV REPO 4.370% 07/28/25 DD 07/25/25	11,100,000	11,100,000
BNP PARIBAS REV REPO 4.370% 07/31/25 DD 07/30/25	11,100,000	11,100,000
BNP PARIBAS REV REPO 4.370% 08/04/25 DD 08/01/25	9,700,000	9,700,000
BNP PARIBAS REV REPO 4.370% 08/05/25 DD 08/04/25	8,700,000	8,700,000
BNP PARIBAS REV REPO 4.370% 08/07/25 DD 08/06/25	9,600,000	9,600,000
BNP PARIBAS REV REPO 4.370% 08/13/25 DD 08/12/25	10,400,000	10,400,000
BNP PARIBAS REV REPO 4.370% 08/14/25 DD 08/13/25	10,500,000	10,500,000
BNP PARIBAS REV REPO 4.380% 02/07/25 DD 02/06/25	41,700,000	41,700,000
BNP PARIBAS REV REPO 4.380% 03/10/25 DD 03/07/25	69,600,000	69,600,000
BNP PARIBAS REV REPO 4.380% 07/07/25 DD 07/03/25	62,100,000	62,100,000
BNP PARIBAS REV REPO 4.380% 08/06/25 DD 08/05/25	10,000,000	10,000,000
BNP PARIBAS REV REPO 4.390% 01/28/25 DD 01/27/25	3,900,000	3,900,000
BNP PARIBAS REV REPO 4.390% 01/31/25 DD 01/30/25	6,400,000	6,400,000
BNP PARIBAS REV REPO 4.390% 06/03/25 DD 06/02/25	59,100,000	59,100,000
BNP PARIBAS REV REPO 4.390% 07/09/25 DD 07/08/25	11,000,000	11,000,000
BNP PARIBAS REV REPO 4.390% 08/08/25 DD 08/07/25	10,300,000	10,300,000
BNP PARIBAS REV REPO 4.390% 08/11/25 DD 08/08/25	10,300,000	10,300,000
BNP PARIBAS REV REPO 4.390% 08/19/25 DD 08/18/25	10,900,000	10,900,000
BNP PARIBAS REV REPO 4.390% 09/02/25 DD 08/29/25	10,700,000	10,700,000
BNP PARIBAS REV REPO 4.400% 01/30/25 DD 01/29/25	45,400,000	45,400,000
BNP PARIBAS REV REPO 4.400% 03/07/25 DD 03/06/25	69,500,000	69,500,000
BNP PARIBAS REV REPO 4.400% 06/27/25 DD 06/26/25	61,100,000	61,100,000
BNP PARIBAS REV REPO 4.400% 08/18/25 DD 08/15/25	10,300,000	10,300,000
BNP PARIBAS REV REPO 4.400% 08/27/25 DD 08/26/25	10,600,000	10,600,000
BNP PARIBAS REV REPO 4.400% 08/28/25 DD 08/27/25	61,700,000	61,700,000
BNP PARIBAS REV REPO 4.400% 09/03/25 DD 09/02/25	100,000	100,000
BNP PARIBAS REV REPO 4.410% 01/29/25 DD 01/28/25	4,900,000	4,900,000
BNP PARIBAS REV REPO 4.410% 06/26/25 DD 06/25/25	5,700,000	5,700,000
BNP PARIBAS REV REPO 4.420% 07/03/25 DD 07/02/25	100,000	100,000
BNP PARIBAS REV REPO 4.420% 08/25/25 DD 08/22/25	10,400,000	10,400,000
BNP PARIBAS REV REPO 4.420% 08/28/25 DD 08/27/25	9,600,000	9,600,000
BNP PARIBAS REV REPO 4.420% 09/03/25 DD 09/02/25	10,900,000	10,900,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

BNP PARIBAS REV REPO 4.420% 09/08/25 DD 09/05/25	63,400,000	63,400,000
BNP PARIBAS REV REPO 4.430% 03/03/25 DD 02/28/25	68,900,000	68,900,000
BNP PARIBAS REV REPO 4.430% 06/27/25 DD 06/26/25	10,600,000	10,600,000
BNP PARIBAS REV REPO 4.430% 06/30/25 DD 06/27/25	61,500,000	61,500,000
BNP PARIBAS REV REPO 4.430% 07/01/25 DD 06/30/25	100,000	100,000
BNP PARIBAS REV REPO 4.430% 07/02/25 DD 07/01/25	100,000	100,000
BNP PARIBAS REV REPO 4.430% 07/16/25 DD 07/15/25	10,700,000	10,700,000
BNP PARIBAS REV REPO 4.430% 07/29/25 DD 07/28/25	10,400,000	10,400,000
BNP PARIBAS REV REPO 4.430% 08/01/25 DD 07/31/25	74,400,000	74,400,000
BNP PARIBAS REV REPO 4.460% 09/05/25 DD 09/04/25	10,200,000	10,200,000
BNP PARIBAS REV REPO 4.470% 07/01/25 DD 06/30/25	11,000,000	11,000,000
BNP PARIBAS REV REPO 4.480% 07/02/25 DD 07/01/25	10,900,000	10,900,000
J P MORGAN CHASE REV REPO 3.720% 12/18/25 DD 12/17/25	69,100,000	69,100,000
J P MORGAN CHASE REV REPO 3.890% 11/10/25 DD 11/07/25	11,000,000	11,000,000
J P MORGAN CHASE REV REPO 3.910% 11/12/25 DD 11/10/25	100,000	100,000
J P MORGAN CHASE REV REPO 3.930% 11/21/25 DD 11/20/25	66,100,000	66,100,000
J P MORGAN CHASE REV REPO 3.940% 11/24/25 DD 11/21/25	62,500,000	62,500,000
J P MORGAN CHASE REV REPO 3.960% 11/20/25 DD 11/19/25	66,200,000	66,200,000
J P MORGAN CHASE REV REPO 3.960% 11/24/25 DD 11/21/25	10,300,000	10,300,000
J P MORGAN CHASE REV REPO 3.970% 11/10/25 DD 11/07/25	62,000,000	62,000,000
J P MORGAN CHASE REV REPO 3.970% 12/05/25 DD 12/04/25	62,800,000	62,800,000
J P MORGAN CHASE REV REPO 3.970% 12/08/25 DD 12/05/25	100,000	100,000
J P MORGAN CHASE REV REPO 3.980% 11/25/25 DD 11/24/25	62,000,000	62,000,000
J P MORGAN CHASE REV REPO 3.990% 11/12/25 DD 11/10/25	62,200,000	62,200,000
J P MORGAN CHASE REV REPO 4.010% 12/09/25 DD 12/08/25	63,400,000	63,400,000
J P MORGAN CHASE REV REPO 4.020% 11/19/25 DD 11/18/25	62,900,000	62,900,000
J P MORGAN CHASE REV REPO 4.030% 11/13/25 DD 11/12/25	62,200,000	62,200,000
J P MORGAN CHASE REV REPO 4.040% 11/18/25 DD 11/17/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.040% 11/26/25 DD 11/25/25	61,300,000	61,300,000
J P MORGAN CHASE REV REPO 4.050% 11/14/25 DD 11/13/25	62,500,000	62,500,000
J P MORGAN CHASE REV REPO 4.090% 12/03/25 DD 12/02/25	62,500,000	62,500,000
J P MORGAN CHASE REV REPO 4.120% 10/31/25 DD 10/30/25	62,400,000	62,400,000
J P MORGAN CHASE REV REPO 4.150% 09/24/25 DD 09/23/25	10,700,000	10,700,000
J P MORGAN CHASE REV REPO 4.160% 11/05/25 DD 11/04/25	63,000,000	63,000,000
J P MORGAN CHASE REV REPO 4.170% 10/10/25 DD 10/09/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.180% 09/22/25 DD 09/19/25	63,800,000	63,800,000
J P MORGAN CHASE REV REPO 4.180% 09/24/25 DD 09/23/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.190% 09/23/25 DD 09/22/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.190% 10/09/25 DD 10/08/25	62,400,000	62,400,000
J P MORGAN CHASE REV REPO 4.190% 10/15/25 DD 10/14/25	62,800,000	62,800,000
J P MORGAN CHASE REV REPO 4.200% 11/03/25 DD 10/31/25	63,300,000	63,300,000
J P MORGAN CHASE REV REPO 4.210% 10/08/25 DD 10/07/25	61,600,000	61,600,000
J P MORGAN CHASE REV REPO 4.220% 10/21/25 DD 10/20/25	58,600,000	58,600,000
J P MORGAN CHASE REV REPO 4.220% 10/22/25 DD 10/21/25	60,500,000	60,500,000
J P MORGAN CHASE REV REPO 4.240% 09/30/25 DD 09/29/25	63,600,000	63,600,000
J P MORGAN CHASE REV REPO 4.240% 10/02/25 DD 10/01/25	45,500,000	45,500,000
J P MORGAN CHASE REV REPO 4.240% 10/03/25 DD 10/02/25	50,000,000	50,000,000
J P MORGAN CHASE REV REPO 4.240% 10/07/25 DD 10/06/25	61,600,000	61,600,000
J P MORGAN CHASE REV REPO 4.250% 09/29/25 DD 09/26/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.260% 11/04/25 DD 11/03/25	63,100,000	63,100,000
J P MORGAN CHASE REV REPO 4.270% 10/23/25 DD 10/22/25	60,400,000	60,400,000
J P MORGAN CHASE REV REPO 4.280% 01/07/25 DD 01/06/25	6,700,000	6,700,000
J P MORGAN CHASE REV REPO 4.280% 10/24/25 DD 10/23/25	61,000,000	61,000,000
J P MORGAN CHASE REV REPO 4.290% 01/08/25 DD 01/07/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.290% 10/16/25 DD 10/15/25	61,600,000	61,600,000
J P MORGAN CHASE REV REPO 4.290% 10/27/25 DD 10/24/25	100,000	100,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

J P MORGAN CHASE REV REPO 4.300% 03/21/25 DD 03/20/25	63,500,000	63,500,000
J P MORGAN CHASE REV REPO 4.300% 05/27/25 DD 05/23/25	59,900,000	59,900,000
J P MORGAN CHASE REV REPO 4.310% 04/25/25 DD 04/24/25	57,500,000	57,500,000
J P MORGAN CHASE REV REPO 4.310% 07/23/25 DD 07/22/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.310% 07/24/25 DD 07/23/25	63,800,000	63,800,000
J P MORGAN CHASE REV REPO 4.320% 01/22/25 DD 01/21/25	48,500,000	48,500,000
J P MORGAN CHASE REV REPO 4.320% 01/23/25 DD 01/22/25	42,000,000	42,000,000
J P MORGAN CHASE REV REPO 4.320% 04/24/25 DD 04/23/25	12,300,000	12,300,000
J P MORGAN CHASE REV REPO 4.320% 06/24/25 DD 06/23/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.320% 10/01/25 DD 09/30/25	63,900,000	63,900,000
J P MORGAN CHASE REV REPO 4.330% 01/16/25 DD 01/15/25	41,000,000	41,000,000
J P MORGAN CHASE REV REPO 4.330% 01/17/25 DD 01/16/25	40,900,000	40,900,000
J P MORGAN CHASE REV REPO 4.330% 01/21/25 DD 01/17/25	56,300,000	56,300,000
J P MORGAN CHASE REV REPO 4.330% 03/24/25 DD 03/21/25	57,200,000	57,200,000
J P MORGAN CHASE REV REPO 4.330% 05/21/25 DD 05/20/25	62,000,000	62,000,000
J P MORGAN CHASE REV REPO 4.330% 06/09/25 DD 06/06/25	19,800,000	19,800,000
J P MORGAN CHASE REV REPO 4.330% 06/20/25 DD 06/18/25	74,000,000	74,000,000
J P MORGAN CHASE REV REPO 4.330% 06/24/25 DD 06/23/25	11,500,000	11,500,000
J P MORGAN CHASE REV REPO 4.330% 06/25/25 DD 06/24/25	68,600,000	68,600,000
J P MORGAN CHASE REV REPO 4.340% 01/09/25 DD 01/08/25	6,000,000	6,000,000
J P MORGAN CHASE REV REPO 4.340% 01/10/25 DD 01/09/25	39,300,000	39,300,000
J P MORGAN CHASE REV REPO 4.340% 01/15/25 DD 01/14/25	40,200,000	40,200,000
J P MORGAN CHASE REV REPO 4.340% 03/25/25 DD 03/24/25	67,800,000	67,800,000
J P MORGAN CHASE REV REPO 4.340% 05/15/25 DD 05/14/25	10,200,000	10,200,000
J P MORGAN CHASE REV REPO 4.340% 07/25/25 DD 07/24/25	63,600,000	63,600,000
J P MORGAN CHASE REV REPO 4.350% 05/14/25 DD 05/13/25	58,700,000	58,700,000
J P MORGAN CHASE REV REPO 4.350% 05/15/25 DD 05/14/25	59,400,000	59,400,000
J P MORGAN CHASE REV REPO 4.350% 10/29/25 DD 10/28/25	64,300,000	64,300,000
J P MORGAN CHASE REV REPO 4.350% 10/30/25 DD 10/29/25	62,400,000	62,400,000
J P MORGAN CHASE REV REPO 4.360% 03/04/25 DD 03/03/25	69,600,000	69,600,000
J P MORGAN CHASE REV REPO 4.360% 05/09/25 DD 05/08/25	57,400,000	57,400,000
J P MORGAN CHASE REV REPO 4.360% 05/19/25 DD 05/16/25	60,900,000	60,900,000
J P MORGAN CHASE REV REPO 4.360% 05/20/25 DD 05/19/25	61,800,000	61,800,000
J P MORGAN CHASE REV REPO 4.360% 05/28/25 DD 05/27/25	59,800,000	59,800,000
J P MORGAN CHASE REV REPO 4.360% 06/26/25 DD 06/25/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.360% 07/14/25 DD 07/11/25	10,600,000	10,600,000
J P MORGAN CHASE REV REPO 4.360% 07/21/25 DD 07/18/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.370% 04/21/25 DD 04/17/25	6,600,000	6,600,000
J P MORGAN CHASE REV REPO 4.370% 04/28/25 DD 04/25/25	57,200,000	57,200,000
J P MORGAN CHASE REV REPO 4.370% 05/07/25 DD 05/06/25	56,500,000	56,500,000
J P MORGAN CHASE REV REPO 4.370% 05/08/25 DD 05/07/25	56,100,000	56,100,000
J P MORGAN CHASE REV REPO 4.370% 05/16/25 DD 05/15/25	60,700,000	60,700,000
J P MORGAN CHASE REV REPO 4.370% 07/08/25 DD 07/07/25	62,600,000	62,600,000
J P MORGAN CHASE REV REPO 4.370% 07/14/25 DD 07/11/25	63,200,000	63,200,000
J P MORGAN CHASE REV REPO 4.370% 07/15/25 DD 07/14/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.370% 08/05/25 DD 08/04/25	62,200,000	62,200,000
J P MORGAN CHASE REV REPO 4.370% 08/07/25 DD 08/06/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.370% 08/20/25 DD 08/19/25	58,700,000	58,700,000
J P MORGAN CHASE REV REPO 4.380% 02/19/25 DD 02/18/25	69,700,000	69,700,000
J P MORGAN CHASE REV REPO 4.380% 02/27/25 DD 02/26/25	60,700,000	60,700,000
J P MORGAN CHASE REV REPO 4.380% 03/05/25 DD 03/04/25	5,200,000	5,200,000
J P MORGAN CHASE REV REPO 4.380% 03/27/25 DD 03/26/25	57,000,000	57,000,000
J P MORGAN CHASE REV REPO 4.380% 04/28/25 DD 04/25/25	9,700,000	9,700,000
J P MORGAN CHASE REV REPO 4.380% 06/02/25 DD 05/30/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.380% 06/03/25 DD 06/02/25	10,000,000	10,000,000
J P MORGAN CHASE REV REPO 4.380% 07/09/25 DD 07/08/25	100,000	100,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

J P MORGAN CHASE REV REPO 4.380% 07/15/25 DD 07/14/25	10,800,000	10,800,000
J P MORGAN CHASE REV REPO 4.380% 07/17/25 DD 07/16/25	11,300,000	11,300,000
J P MORGAN CHASE REV REPO 4.380% 08/25/25 DD 08/22/25	60,400,000	60,400,000
J P MORGAN CHASE REV REPO 4.390% 01/27/25 DD 01/24/25	41,200,000	41,200,000
J P MORGAN CHASE REV REPO 4.390% 01/28/25 DD 01/27/25	43,100,000	43,100,000
J P MORGAN CHASE REV REPO 4.390% 01/29/25 DD 01/28/25	40,600,000	40,600,000
J P MORGAN CHASE REV REPO 4.390% 02/03/25 DD 01/31/25	43,500,000	43,500,000
J P MORGAN CHASE REV REPO 4.390% 04/08/25 DD 04/07/25	57,400,000	57,400,000
J P MORGAN CHASE REV REPO 4.390% 04/14/25 DD 04/11/25	54,500,000	54,500,000
J P MORGAN CHASE REV REPO 4.390% 07/18/25 DD 07/17/25	60,600,000	60,600,000
J P MORGAN CHASE REV REPO 4.390% 08/11/25 DD 08/08/25	59,900,000	59,900,000
J P MORGAN CHASE REV REPO 4.390% 08/14/25 DD 08/13/25	60,000,000	60,000,000
J P MORGAN CHASE REV REPO 4.390% 08/15/25 DD 08/14/25	60,100,000	60,100,000
J P MORGAN CHASE REV REPO 4.390% 08/18/25 DD 08/15/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.400% 02/11/25 DD 02/10/25	67,400,000	67,400,000
J P MORGAN CHASE REV REPO 4.400% 02/28/25 DD 02/27/25	68,900,000	68,900,000
J P MORGAN CHASE REV REPO 4.400% 07/17/25 DD 07/16/25	15,500,000	15,500,000
J P MORGAN CHASE REV REPO 4.400% 08/04/25 DD 08/01/25	63,300,000	63,300,000
J P MORGAN CHASE REV REPO 4.410% 01/31/25 DD 01/30/25	39,200,000	39,200,000
J P MORGAN CHASE REV REPO 4.410% 07/28/25 DD 07/25/25	63,800,000	63,800,000
J P MORGAN CHASE REV REPO 4.410% 08/13/25 DD 08/12/25	60,000,000	60,000,000
J P MORGAN CHASE REV REPO 4.410% 08/19/25 DD 08/18/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.420% 04/04/25 DD 04/03/25	60,000,000	60,000,000
J P MORGAN CHASE REV REPO 4.420% 05/01/25 DD 04/30/25	68,000,000	68,000,000
J P MORGAN CHASE REV REPO 4.420% 07/16/25 DD 07/15/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.420% 07/29/25 DD 07/28/25	63,800,000	63,800,000
J P MORGAN CHASE REV REPO 4.420% 07/30/25 DD 07/29/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.420% 09/02/25 DD 08/29/25	62,300,000	62,300,000
J P MORGAN CHASE REV REPO 4.420% 09/17/25 DD 09/16/25	11,600,000	11,600,000
J P MORGAN CHASE REV REPO 4.420% 09/18/25 DD 09/17/25	67,800,000	67,800,000
J P MORGAN CHASE REV REPO 4.430% 01/06/25 DD 01/03/25	38,700,000	38,700,000
J P MORGAN CHASE REV REPO 4.430% 04/11/25 DD 04/10/25	62,300,000	62,300,000
J P MORGAN CHASE REV REPO 4.430% 05/02/25 DD 05/01/25	66,000,000	66,000,000
J P MORGAN CHASE REV REPO 4.430% 06/02/25 DD 05/30/25	59,500,000	59,500,000
J P MORGAN CHASE REV REPO 4.430% 08/26/25 DD 08/25/25	61,000,000	61,000,000
J P MORGAN CHASE REV REPO 4.430% 08/29/25 DD 08/28/25	61,100,000	61,100,000
J P MORGAN CHASE REV REPO 4.440% 08/27/25 DD 08/26/25	61,000,000	61,000,000
J P MORGAN CHASE REV REPO 4.440% 08/28/25 DD 08/27/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.440% 09/04/25 DD 09/03/25	62,500,000	62,500,000
J P MORGAN CHASE REV REPO 4.440% 09/05/25 DD 09/04/25	64,000,000	64,000,000
J P MORGAN CHASE REV REPO 4.440% 09/12/25 DD 09/11/25	62,100,000	62,100,000
J P MORGAN CHASE REV REPO 4.450% 04/04/25 DD 04/03/25	10,300,000	10,300,000
J P MORGAN CHASE REV REPO 4.450% 04/10/25 DD 04/09/25	51,400,000	51,400,000
J P MORGAN CHASE REV REPO 4.450% 09/10/25 DD 09/09/25	61,700,000	61,700,000
J P MORGAN CHASE REV REPO 4.470% 06/30/25 DD 06/27/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.470% 07/02/25 DD 07/01/25	61,900,000	61,900,000
J P MORGAN CHASE REV REPO 4.470% 09/15/25 DD 09/12/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.480% 07/01/25 DD 06/30/25	61,400,000	61,400,000
J P MORGAN CHASE REV REPO 4.480% 09/09/25 DD 09/08/25	100,000	100,000
J P MORGAN CHASE REV REPO 4.480% 09/17/25 DD 09/16/25	62,400,000	62,400,000
J P MORGAN CHASE REV REPO 4.570% 09/16/25 DD 09/15/25	100,000	100,000
MERRILL LYNCH REV REPO 3.660% 12/19/25 DD 12/18/25	68,700,000	68,700,000
MERRILL LYNCH REV REPO 3.660% 12/22/25 DD 12/19/25	27,800,000	27,800,000
MERRILL LYNCH REV REPO 3.670% 12/24/25 DD 12/23/25	71,500,000	71,500,000
MERRILL LYNCH REV REPO 3.690% 12/23/25 DD 12/22/25	10,400,000	10,400,000
MERRILL LYNCH REV REPO 3.710% 12/26/25 DD 12/24/25	62,200,000	62,200,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

MERRILL LYNCH REV REPO 3.810% 12/30/25 DD 12/29/25	73,100,000	73,100,000
MERRILL LYNCH REV REPO 3.900% 12/05/25 DD 12/04/25	11,000,000	11,000,000
MERRILL LYNCH REV REPO 3.930% 12/04/25 DD 12/03/25	73,700,000	73,700,000
MERRILL LYNCH REV REPO 3.950% 11/19/25 DD 11/18/25	11,500,000	11,500,000
MERRILL LYNCH REV REPO 3.960% 11/12/25 DD 11/10/25	10,700,000	10,700,000
MERRILL LYNCH REV REPO 3.960% 11/17/25 DD 11/14/25	10,700,000	10,700,000
MERRILL LYNCH REV REPO 4.030% 11/18/25 DD 11/17/25	11,000,000	11,000,000
MERRILL LYNCH REV REPO 4.120% 12/02/25 DD 12/01/25	72,500,000	72,500,000
MERRILL LYNCH REV REPO 4.150% 09/25/25 DD 09/24/25	10,500,000	10,500,000
MERRILL LYNCH REV REPO 4.150% 10/07/25 DD 10/06/25	10,600,000	10,600,000
MERRILL LYNCH REV REPO 4.200% 10/02/25 DD 10/01/25	27,400,000	27,400,000
MERRILL LYNCH REV REPO 4.220% 10/15/25 DD 10/14/25	8,000,000	8,000,000
MERRILL LYNCH REV REPO 4.240% 10/03/25 DD 10/02/25	12,500,000	12,500,000
MERRILL LYNCH REV REPO 4.250% 01/08/25 DD 01/07/25	6,300,000	6,300,000
MERRILL LYNCH REV REPO 4.250% 09/26/25 DD 09/25/25	62,400,000	62,400,000
MERRILL LYNCH REV REPO 4.250% 09/29/25 DD 09/26/25	63,200,000	63,200,000
MERRILL LYNCH REV REPO 4.280% 01/08/25 DD 01/07/25	39,400,000	39,400,000
MERRILL LYNCH REV REPO 4.290% 03/20/25 DD 03/19/25	63,800,000	63,800,000
MERRILL LYNCH REV REPO 4.290% 04/24/25 DD 04/23/25	54,100,000	54,100,000
MERRILL LYNCH REV REPO 4.290% 05/12/25 DD 05/09/25	67,400,000	67,400,000
MERRILL LYNCH REV REPO 4.300% 01/09/25 DD 01/08/25	39,400,000	39,400,000
MERRILL LYNCH REV REPO 4.300% 03/24/25 DD 03/21/25	9,800,000	9,800,000
MERRILL LYNCH REV REPO 4.300% 04/25/25 DD 04/24/25	9,400,000	9,400,000
MERRILL LYNCH REV REPO 4.300% 05/09/25 DD 05/08/25	9,700,000	9,700,000
MERRILL LYNCH REV REPO 4.300% 05/13/25 DD 05/12/25	68,100,000	68,100,000
MERRILL LYNCH REV REPO 4.300% 05/20/25 DD 05/19/25	10,800,000	10,800,000
MERRILL LYNCH REV REPO 4.300% 06/12/25 DD 06/11/25	72,500,000	72,500,000
MERRILL LYNCH REV REPO 4.310% 01/16/25 DD 01/15/25	6,300,000	6,300,000
MERRILL LYNCH REV REPO 4.310% 04/23/25 DD 04/22/25	66,600,000	66,600,000
MERRILL LYNCH REV REPO 4.310% 06/25/25 DD 06/24/25	8,100,000	8,100,000
MERRILL LYNCH REV REPO 4.310% 07/21/25 DD 07/18/25	10,400,000	10,400,000
MERRILL LYNCH REV REPO 4.320% 03/19/25 DD 03/18/25	66,200,000	66,200,000
MERRILL LYNCH REV REPO 4.320% 04/08/25 DD 04/07/25	3,800,000	3,800,000
MERRILL LYNCH REV REPO 4.320% 04/17/25 DD 04/16/25	65,300,000	65,300,000
MERRILL LYNCH REV REPO 4.320% 05/08/25 DD 05/07/25	9,200,000	9,200,000
MERRILL LYNCH REV REPO 4.320% 05/19/25 DD 05/16/25	9,300,000	9,300,000
MERRILL LYNCH REV REPO 4.330% 01/07/25 DD 01/06/25	39,500,000	39,500,000
MERRILL LYNCH REV REPO 4.330% 02/13/25 DD 02/12/25	70,000,000	70,000,000
MERRILL LYNCH REV REPO 4.330% 02/21/25 DD 02/20/25	70,900,000	70,900,000
MERRILL LYNCH REV REPO 4.330% 03/26/25 DD 03/25/25	67,500,000	67,500,000
MERRILL LYNCH REV REPO 4.330% 05/14/25 DD 05/13/25	10,800,000	10,800,000
MERRILL LYNCH REV REPO 4.330% 06/10/25 DD 06/09/25	10,700,000	10,700,000
MERRILL LYNCH REV REPO 4.330% 07/22/25 DD 07/21/25	64,000,000	64,000,000
MERRILL LYNCH REV REPO 4.340% 01/14/25 DD 01/13/25	38,700,000	38,700,000
MERRILL LYNCH REV REPO 4.340% 02/27/25 DD 02/26/25	8,800,000	8,800,000
MERRILL LYNCH REV REPO 4.340% 03/17/25 DD 03/14/25	65,700,000	65,700,000
MERRILL LYNCH REV REPO 4.340% 03/18/25 DD 03/17/25	65,700,000	65,700,000
MERRILL LYNCH REV REPO 4.340% 04/21/25 DD 04/17/25	51,100,000	51,100,000
MERRILL LYNCH REV REPO 4.340% 05/06/25 DD 05/05/25	66,200,000	66,200,000
MERRILL LYNCH REV REPO 4.340% 05/07/25 DD 05/06/25	9,300,000	9,300,000
MERRILL LYNCH REV REPO 4.340% 08/15/25 DD 08/14/25	9,800,000	9,800,000
MERRILL LYNCH REV REPO 4.350% 02/14/25 DD 02/13/25	69,700,000	69,700,000
MERRILL LYNCH REV REPO 4.350% 04/22/25 DD 04/21/25	58,900,000	58,900,000
MERRILL LYNCH REV REPO 4.350% 05/16/25 DD 05/15/25	10,400,000	10,400,000
MERRILL LYNCH REV REPO 4.350% 05/30/25 DD 05/29/25	10,200,000	10,200,000
MERRILL LYNCH REV REPO 4.350% 07/18/25 DD 07/17/25	10,500,000	10,500,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

MERRILL LYNCH REV REPO 4.360% 03/06/25 DD 03/05/25	70,300,000	70,300,000
MERRILL LYNCH REV REPO 4.360% 03/31/25 DD 03/28/25	67,100,000	67,100,000
MERRILL LYNCH REV REPO 4.360% 04/07/25 DD 04/04/25	66,700,000	66,700,000
MERRILL LYNCH REV REPO 4.360% 04/14/25 DD 04/11/25	8,700,000	8,700,000
MERRILL LYNCH REV REPO 4.360% 05/29/25 DD 05/28/25	69,900,000	69,900,000
MERRILL LYNCH REV REPO 4.360% 08/21/25 DD 08/20/25	100,000	100,000
MERRILL LYNCH REV REPO 4.370% 04/03/25 DD 04/02/25	70,600,000	70,600,000
MERRILL LYNCH REV REPO 4.370% 07/30/25 DD 07/29/25	8,400,000	8,400,000
MERRILL LYNCH REV REPO 4.370% 08/07/25 DD 08/06/25	60,500,000	60,500,000
MERRILL LYNCH REV REPO 4.380% 04/02/25 DD 04/01/25	67,600,000	67,600,000
MERRILL LYNCH REV REPO 4.380% 04/15/25 DD 04/14/25	62,900,000	62,900,000
MERRILL LYNCH REV REPO 4.380% 05/05/25 DD 05/02/25	66,200,000	66,200,000
MERRILL LYNCH REV REPO 4.380% 08/26/25 DD 08/25/25	10,700,000	10,700,000
MERRILL LYNCH REV REPO 4.390% 01/24/25 DD 01/23/25	48,100,000	48,100,000
MERRILL LYNCH REV REPO 4.390% 02/04/25 DD 02/03/25	43,300,000	43,300,000
MERRILL LYNCH REV REPO 4.390% 07/31/25 DD 07/30/25	100,000	100,000
MERRILL LYNCH REV REPO 4.390% 08/06/25 DD 08/05/25	60,900,000	60,900,000
MERRILL LYNCH REV REPO 4.390% 08/18/25 DD 08/15/25	59,600,000	59,600,000
MERRILL LYNCH REV REPO 4.400% 01/03/25 DD 01/02/25	5,800,000	5,800,000
MERRILL LYNCH REV REPO 4.400% 04/29/25 DD 04/28/25	69,300,000	69,300,000
MERRILL LYNCH REV REPO 4.400% 05/30/25 DD 05/29/25	59,700,000	59,700,000
MERRILL LYNCH REV REPO 4.400% 07/30/25 DD 07/29/25	2,500,000	2,500,000
MERRILL LYNCH REV REPO 4.400% 08/19/25 DD 08/18/25	59,600,000	59,600,000
MERRILL LYNCH REV REPO 4.400% 09/04/25 DD 09/03/25	10,600,000	10,600,000
MERRILL LYNCH REV REPO 4.400% 09/11/25 DD 09/10/25	10,900,000	10,900,000
MERRILL LYNCH REV REPO 4.410% 03/28/25 DD 03/27/25	67,000,000	67,000,000
MERRILL LYNCH REV REPO 4.410% 04/01/25 DD 03/31/25	68,000,000	68,000,000
MERRILL LYNCH REV REPO 4.410% 04/16/25 DD 04/15/25	64,700,000	64,700,000
MERRILL LYNCH REV REPO 4.410% 07/03/25 DD 07/02/25	10,600,000	10,600,000
MERRILL LYNCH REV REPO 4.420% 04/30/25 DD 04/29/25	69,200,000	69,200,000
MERRILL LYNCH REV REPO 4.420% 06/30/25 DD 06/27/25	10,500,000	10,500,000
MERRILL LYNCH REV REPO 4.420% 07/30/25 DD 07/29/25	63,300,000	63,300,000
MERRILL LYNCH REV REPO 4.430% 04/09/25 DD 04/08/25	60,400,000	60,400,000
MERRILL LYNCH REV REPO 4.430% 09/11/25 DD 09/10/25	60,300,000	60,300,000
MERRILL LYNCH REV REPO 4.440% 08/27/25 DD 08/26/25	100,000	100,000
MERRILL LYNCH REV REPO 4.440% 09/03/25 DD 09/02/25	62,500,000	62,500,000
MERRILL LYNCH REV REPO 4.460% 04/10/25 DD 04/09/25	7,900,000	7,900,000
MERRILL LYNCH REV REPO 4.460% 07/03/25 DD 07/02/25	62,100,000	62,100,000
MERRILL LYNCH REV REPO 4.470% 09/15/25 DD 09/12/25	62,800,000	62,800,000
REGIONS BANK REV REPO 3.660% 12/23/25 DD 12/22/25	60,700,000	60,700,000
REGIONS BANK REV REPO 3.680% 12/12/25 DD 12/11/25	73,700,000	73,700,000
REGIONS BANK REV REPO 3.690% 12/18/25 DD 12/17/25	100,000	100,000
REGIONS BANK REV REPO 3.700% 12/22/25 DD 12/19/25	43,400,000	43,400,000
REGIONS BANK REV REPO 3.710% 12/15/25 DD 12/12/25	73,500,000	73,500,000
REGIONS BANK REV REPO 3.710% 12/17/25 DD 12/16/25	73,100,000	73,100,000
REGIONS BANK REV REPO 3.720% 12/26/25 DD 12/24/25	10,800,000	10,800,000
REGIONS BANK REV REPO 3.770% 12/31/25 DD 12/30/25	73,600,000	73,600,000
REGIONS BANK REV REPO 3.800% 12/16/25 DD 12/15/25	72,500,000	72,500,000
REGIONS BANK REV REPO 3.820% 12/29/25 DD 12/26/25	73,800,000	73,800,000
REGIONS BANK REV REPO 3.890% 11/21/25 DD 11/20/25	7,100,000	7,100,000
REGIONS BANK REV REPO 3.920% 11/07/25 DD 11/06/25	63,400,000	63,400,000
REGIONS BANK REV REPO 3.930% 11/20/25 DD 11/19/25	11,300,000	11,300,000
REGIONS BANK REV REPO 3.930% 12/08/25 DD 12/05/25	10,800,000	10,800,000
REGIONS BANK REV REPO 3.940% 11/06/25 DD 11/05/25	74,200,000	74,200,000
REGIONS BANK REV REPO 3.940% 12/11/25 DD 12/10/25	73,900,000	73,900,000
REGIONS BANK REV REPO 3.960% 11/07/25 DD 11/06/25	9,800,000	9,800,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

REGIONS BANK REV REPO 3.960% 11/25/25 DD 11/24/25	9,800,000	9,800,000
REGIONS BANK REV REPO 3.960% 12/10/25 DD 12/09/25	74,200,000	74,200,000
REGIONS BANK REV REPO 3.970% 12/08/25 DD 12/05/25	63,000,000	63,000,000
REGIONS BANK REV REPO 4.000% 10/31/25 DD 10/30/25	10,800,000	10,800,000
REGIONS BANK REV REPO 4.000% 11/05/25 DD 11/04/25	10,800,000	10,800,000
REGIONS BANK REV REPO 4.000% 11/14/25 DD 11/13/25	11,000,000	11,000,000
REGIONS BANK REV REPO 4.000% 11/18/25 DD 11/17/25	62,700,000	62,700,000
REGIONS BANK REV REPO 4.000% 12/09/25 DD 12/08/25	11,200,000	11,200,000
REGIONS BANK REV REPO 4.030% 11/26/25 DD 11/25/25	10,600,000	10,600,000
REGIONS BANK REV REPO 4.040% 11/13/25 DD 11/12/25	10,100,000	10,100,000
REGIONS BANK REV REPO 4.040% 11/17/25 DD 11/14/25	62,900,000	62,900,000
REGIONS BANK REV REPO 4.040% 12/03/25 DD 12/02/25	11,000,000	11,000,000
REGIONS BANK REV REPO 4.060% 11/28/25 DD 11/26/25	61,300,000	61,300,000
REGIONS BANK REV REPO 4.100% 11/28/25 DD 11/26/25	10,600,000	10,600,000
REGIONS BANK REV REPO 4.110% 10/09/25 DD 10/08/25	11,000,000	11,000,000
REGIONS BANK REV REPO 4.120% 10/10/25 DD 10/09/25	73,100,000	73,100,000
REGIONS BANK REV REPO 4.130% 09/19/25 DD 09/18/25	74,800,000	74,800,000
REGIONS BANK REV REPO 4.130% 09/24/25 DD 09/23/25	62,000,000	62,000,000
REGIONS BANK REV REPO 4.130% 09/25/25 DD 09/24/25	62,000,000	62,000,000
REGIONS BANK REV REPO 4.130% 10/14/25 DD 10/10/25	62,900,000	62,900,000
REGIONS BANK REV REPO 4.140% 10/14/25 DD 10/10/25	10,800,000	10,800,000
REGIONS BANK REV REPO 4.140% 10/20/25 DD 10/17/25	10,000,000	10,000,000
REGIONS BANK REV REPO 4.150% 09/23/25 DD 09/22/25	62,600,000	62,600,000
REGIONS BANK REV REPO 4.160% 11/04/25 DD 11/03/25	10,900,000	10,900,000
REGIONS BANK REV REPO 4.170% 09/23/25 DD 09/22/25	9,900,000	9,900,000
REGIONS BANK REV REPO 4.170% 09/29/25 DD 09/26/25	11,300,000	11,300,000
REGIONS BANK REV REPO 4.180% 09/22/25 DD 09/19/25	10,700,000	10,700,000
REGIONS BANK REV REPO 4.180% 09/30/25 DD 09/29/25	10,900,000	10,900,000
REGIONS BANK REV REPO 4.180% 10/06/25 DD 10/03/25	9,600,000	9,600,000
REGIONS BANK REV REPO 4.180% 10/21/25 DD 10/20/25	10,200,000	10,200,000
REGIONS BANK REV REPO 4.180% 12/01/25 DD 11/28/25	71,600,000	71,600,000
REGIONS BANK REV REPO 4.190% 10/08/25 DD 10/07/25	10,700,000	10,700,000
REGIONS BANK REV REPO 4.200% 09/26/25 DD 09/25/25	11,100,000	11,100,000
REGIONS BANK REV REPO 4.200% 10/06/25 DD 10/03/25	62,300,000	62,300,000
REGIONS BANK REV REPO 4.200% 10/23/25 DD 10/22/25	10,900,000	10,900,000
REGIONS BANK REV REPO 4.230% 10/03/25 DD 10/02/25	10,500,000	10,500,000
REGIONS BANK REV REPO 4.240% 10/06/25 DD 10/03/25	100,000	100,000
REGIONS BANK REV REPO 4.250% 10/01/25 DD 09/30/25	9,900,000	9,900,000
REGIONS BANK REV REPO 4.250% 10/27/25 DD 10/24/25	71,600,000	71,600,000
REGIONS BANK REV REPO 4.250% 10/28/25 DD 10/27/25	75,400,000	75,400,000
REGIONS BANK REV REPO 4.250% 10/30/25 DD 10/29/25	10,500,000	10,500,000
REGIONS BANK REV REPO 4.260% 10/24/25 DD 10/23/25	10,500,000	10,500,000
REGIONS BANK REV REPO 4.260% 11/03/25 DD 10/31/25	10,900,000	10,900,000
REGIONS BANK REV REPO 4.270% 10/22/25 DD 10/21/25	10,200,000	10,200,000
REGIONS BANK REV REPO 4.280% 10/20/25 DD 10/17/25	58,800,000	58,800,000
REGIONS BANK REV REPO 4.310% 10/16/25 DD 10/15/25	9,800,000	9,800,000
REGIONS BANK REV REPO 4.320% 10/17/25 DD 10/16/25	11,000,000	11,000,000
REGIONS BANK REV REPO 4.340% 10/29/25 DD 10/28/25	10,000,000	10,000,000
REGIONS BANK REV REPO 4.390% 09/11/25 DD 09/10/25	1,700,000	1,700,000
REGIONS BANK REV REPO 4.400% 09/18/25 DD 09/17/25	11,700,000	11,700,000
REGIONS BANK REV REPO 4.410% 09/12/25 DD 09/11/25	11,000,000	11,000,000
REGIONS BANK REV REPO 4.420% 09/09/25 DD 09/08/25	62,700,000	62,700,000
REGIONS BANK REV REPO 4.440% 09/10/25 DD 09/09/25	10,500,000	10,500,000
REGIONS BANK REV REPO 4.460% 09/09/25 DD 09/08/25	9,500,000	9,500,000
REGIONS BANK REV REPO 4.470% 09/08/25 DD 09/05/25	10,200,000	10,200,000
REGIONS BANK REV REPO 4.480% 09/15/25 DD 09/12/25	10,500,000	10,500,000

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

REGIONS BANK REV REPO 4.520% 09/16/25 DD 09/15/25	62,600,000	62,600,000
REGIONS BANK REV REPO 4.570% 09/16/25 DD 09/15/25	10,700,000	10,700,000
TORONTO DOMINION REV REPO 4.330% 03/14/25 DD 03/13/25	70,100,000	70,100,000
TORONTO DOMINION REV REPO 4.330% 06/09/25 DD 06/06/25	51,300,000	51,300,000
TORONTO DOMINION REV REPO 4.420% 03/27/25 DD 03/26/25	10,100,000	10,100,000
Total Securities Purchased Under Agreements to Resell		$16,935,100,000

Fixed Income Securities
ELMWOOD CLO 19 LTD 6A AR2 144A VAR RT 10/17/38 DD 10/06/25	590,000	$591,413
JACKSON NATIONAL LIFE DISC 12/05/25	2,395,000	2,391,058
Total Fixed Income Securities		$2,982,471

Common Stock
AALBERTS NV	14,324	$523,347
AP MOLLER - MAERSK A/S	439	872,577
BALOISE HOLDING AG	1,494	392,774
BANCO SANTANDER SA	139,762	1,357,474
CONTINENTAL AG	8,377	589,289
DEUTSCHE BOERSE AG	2,193	672,534
EGUARANTEE INC	21,300	211,911
FERRARI NV	2,999	1,228,510
JAMES HARDIE INDUSTRIES PLC	20,737	554,799
KERING SA	937	252,823
KONINKLIJKE KPN NV	240,147	1,086,002
MITSUBISHI CHEMICAL GROUP CORP	56,840	315,782
NIDEC CORP	14,900	226,084
NIPPON SANSO HOLDINGS CORP	11,100	385,879
OSAKA GAS CO LTD	33,200	928,014
ROTORK PLC	5,687	24,670
RYANAIR HOLDINGS PLC	14,135	380,825
SONY FINANCIAL GROUP INC	274,361	311,772
TECK RESOURCES LTD CL B SUB-VTG	9,150	408,238
TOYOTA INDUSTRIES CORP	1,598	174,698
VALTERRA PLATINUM LIMITED	4,325	160,050
YOKOHAMA FINANCIAL GROUP INC	99,400	724,320
ZIJIN GOLD INTERNATIONAL CO LT HK/02259	18,460	335,552
Total Common Stock		$12,117,924

Derivatives
ALUMINUM HG FUTURE (LME) EXP JAN 25	11	$(41,071)
ALUMINUM HG FUTURE (LME) EXP JAN 26	9	(35)
ARGUS EURO-BOB ROTTE FUT (ISF) EXP AUG 25	1	(2,110)
ARGUS EURO-BOB ROTTE FUT (ISF) EXP JUL 25	1	158
ARGUS EURO-BOB ROTTE FUT (ISF) EXP SEP 25	1	(4,860)
COCOA FUTURE (NYB) EXP DEC 25	1	(50,885)
COCOA FUTURE (NYB) EXP JUL 25	3	38,741
COCOA FUTURE (NYB) EXP MAY 25	3	(77,257)
COCOA FUTURE (NYB) EXP SEP 25	3	(32,986)
COFFEE ‘C’ FUTURE (NYB) EXP DEC 25	1	(246,452)
COFFEE ‘C’ FUTURE (NYB) EXP MAY 26	2	(17,582)
COFFEE ‘C’ FUTURE (NYB) EXP SEP 25	1	68,741
COPPER FUTURE (CMX) EXP DEC 25	8	(67,085)
COPPER FUTURE (CMX) EXP JUL 25	28	45,183
COPPER FUTURE (CMX) EXP MAY 25	4	22,084
COPPER FUTURE (CMX) EXP SEP 25	9	209,706
COPPER FUTURE (LME) EXP AUG 25	6	(38,899)

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

COPPER FUTURE (LME) EXP JUL 25	10	(23,342)
COPPER FUTURE (LME) EXP SEP 25	5	(12,620)
CORN FUTURE (CBT) EXP MAY 26	25	(7,282)
CORN FUTURE (CBT) EXP SEP 25	85	120,187
COTTON NO 2 FUTURE (NYB) EXP DEC 25	32	18,958
COTTON NO 2 FUTURE (NYB) EXP MAY 26	6	5,952
ECX EMISSION EXP MAR 26	6	16,428
ECX EMISSION FUTURE (EDX) EXP DEC 25	15	(88,821)
GAS OIL FUTURE (ICE) EXP APR 26	19	(56,713)
GAS OIL FUTURE (ICE) EXP DEC 26	8	(13,293)
GAS OIL FUTURE (ICE) EXP JUL 25	31	(406,802)
GAS OIL FUTURE (ICE) EXP MAY 26	10	32,932
GAS OIL FUTURE (ICE) EXP NOV 25	10	54,302
GAS OIL FUTURE (ICE) EXP OCT 25	19	(95,390)
GAS OIL FUTURE (IPE) EXP AUG 25	33	1,693
GASOLINE RBOB FUTURE (NYM EXP JUL 25	20	20,948
GASOLINE RBOB FUTURE (NYM) EXP APR 26	7	(25,611)
GASOLINE RBOB FUTURE (NYM) EXP AUG 25	7	(7,837)
GASOLINE RBOB FUTURE (NYM) EXP FEB 26	–	(1,175)
GASOLINE RBOB FUTURE (NYM) EXP JAN 26	9	(3,699)
GASOLINE RBOB FUTURE (NYM) EXP MAR 25	11	2,522
GASOLINE RBOB FUTURE (NYM) EXP MAY 25	24	(91,033)
GASOLINE RBOB FUTURE (NYM) EXP NOV 25	13	(19,307)
GASOLINE RBOB FUTURE (NYM) EXP OCT 26	2	1,754
GASOLINE RBOB FUTURE (NYM) EXP SEP 26	2	(418)
GLOBEX NATURL GAS FUTURE (NYM) EXP AUG 25	11	22,053
GLOBEX NATURL GAS FUTURE (NYM) EXP JUL 25	1	(2,760)
GLOBEX NATURL GAS FUTURE (NYM) EXP SEP 25	15	27,957
GOLD 100 OZ FUTURE (CMX) EXP AUG 25	32	208,955
GOLD 100 OZ FUTURE (CMX) EXP DEC 25	39	(1,107,575)
GOLD 100 OZ FUTURE (CMX) EXP JUN 25	34	(809,588)
GOLD 100 OZ FUTURE (CMX) EXP MAR 25	94	59,206
GOLD 100 OZ FUTURE (CMX) EXP OCT 25	14	(538,244)
HEATING OIL FUTURE (NYM) EXP APR 26	7	39,787
HENRY HB LD1 (IFE) EXP FEB 27	1	922
HENRY HB LD1 (IFE) EXP JAN 27	1	922
HENRY HB LD1 (IFE) EXP MAR 27	1	922
HENRY HB LD1 FUT (IFE) EXP APR 27	1	922
HENRY HB LD1 FUT (IFE) EXP DEC 27	1	922
HENRY HB LD1 FUT (IFE) EXP MAY 27	1	922
HENRY HB LD1 FUT (IFE) EXP NOV 27	1	922
HENRY HB LD1 FUT (IFE) EXP OCT 27	1	922
HENRY HUB LD1 FUT (IFE) EXP AUG 27	1	922
HENRY HUB LD1 FUT (IFE) EXP JUL 27	1	922
HENRY HUB LD1 FUT (IFE) EXP JUN 27	1	922
HENRY HUB LD1 FUT (IFE) EXP SEP 27	1	922
IRON ORE 62% (SGX) EXP JAN 26	85	(19,465)
IRON ORE 62% (SGX) EXP JUL 25	85	(13,375)
IRON ORE 62% (SGX) EXP MAY 25	78	(40,365)
IRON ORE 62% (SGX) EXP NOV 25	53	14,280
IRON ORE 62% (SGX) EXP SEP 25	81	(20,130)
KC HRW WHEAT FUTURE (CBT) EXP DEC 25	45	29,370
KC HRW WHEAT FUTURE (CBT) EXP SEP 25	53	(72,844)
LEAD FUTURE (LME) EXP JAN 25	10	585
LEAD FUTURE (LME) EXP JAN 26	10	(39)
LEAD FUTURE (LME) EXP JUL 25	5	(930)

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

LEAD FUTURE (LME) EXP MAY 25	14	(25,364)
LEAD FUTURE (LME) EXP NOV 25	1	809
LEAD FUTURE (LME) EXP SEP 25	1	(1,007)
LEAN HOGS FUTURE (CME) EXP AUG 25	19	(67,043)
LEAN HOGS FUTURE (CME) EXP DEC 25	23	8,461
LEAN HOGS FUTURE (CME) EXP FEB 26	25	18,701
LEAN HOGS FUTURE (CME) EXP JUL 25	19	(35,818)
LEAN HOGS FUTURE (CME) EXP JUN 25	22	50,336
LEAN HOGS FUTURE (CME) EXP OCT 25	22	11,135
LIVE CATTLE FUTURE (CME) EXP AUG 25	13	66,587
LIVE CATTLE FUTURE (CME) EXP DEC 25	14	36,116
LIVE CATTLE FUTURE (CME) EXP FEB 26	16	(53,486)
LIVE CATTLE FUTURE (CME) EXP JUN 25	12	46,992
LIVE CATTLE FUTURE (CME) EXP OCT 25	16	118,209
LOW SU GASOIL G FUTURE (ICE) EXP DEC 25	2	28,945
LOW SU GASOIL G FUTURE (ICE) EXP FEB 26	22	57,776
LOW SU GASOIL G FUTURE (ICE) EXP JAN 26	46	102,043
LOW SU GASOIL G FUTURE (ICE) EXP SEP 25	22	65,577
MT BELV ETHAN 5DE FUTURE (NYM) EXP JAN 26	5	(1,859)
MT BELV ETHAN 5DE FUTURE (NYM) EXP MAR 26	1	(788)
NAT GAS EUR FUTURE (NYM) PUT AUG 22 003.400 ED 07/28/25	1	(4,120)
NAT GAS EUR FUTURE (NYM) PUT AUG 25 03.30 ED 07/28/25	1	(3,120)
NAT GAS EUR FUTURE JUN 25 PUT JUN 25 03.10 ED 05/27/25	3	(550)
NAT GAS EUR OPT FUTURE (NYM) JUL 25 PUT JUN 25 003.500 ED 06/25/25	3	(2,820)
NAT GAS EUR OPT FUTURE (NYM) PUT JUL 25 003.250 ED 07/28/25	10	(26,200)
NAT GAS EUR OPT FUTURE (NYM) PUT AUG 25 003.000 ED 08/26/25	13	(36,790)
NATURAL GAS FUTURE (ICE) EXP APR 25	10	(15,955)
NATURAL GAS FUTURE (ICE) EXP AUG 25	5	9,123
NATURAL GAS FUTURE (ICE) EXP DEC 25	10	19,083
NATURAL GAS FUTURE (ICE) EXP FEB 26	15	54,083
NATURAL GAS FUTURE (ICE) EXP JAN 26	10	6,018
NATURAL GAS FUTURE (ICE) EXP MAY 25	10	(66,692)
NATURAL GAS FUTURE (ICE) EXP NOV 25	10	(10,160)
NATURAL GAS FUTURE (ICE) EXP OCT 25	10	8,580
NATURAL GAS FUTURE (ICE) EXP SEP 25	10	17,471
NATURAL GAS FUTURE (NYM) EXP AUG 25	3	(16,779)
NATURAL GAS FUTURE (NYM) EXP DEC 25	48	(23,990)
NATURAL GAS FUTURE (NYM) EXP FEB 26	29	(57,816)
NATURAL GAS FUTURE (NYM) EXP JUN 25	51	(63,085)
NATURAL GAS FUTURE (NYM) EXP NOV 25	43	(135,101)
NATURAL GAS FUTURE (NYM) EXP SEP 25	38	132,205
NICKEL FUTURE (LME) EXP JAN 25	5	(17,334)
NICKEL FUTURE (LME) EXP JAN 26	7	(27)
NICKEL FUTURE (LME) EXP JUL 25	1	(20,331)
NICKEL FUTURE (LME) EXP MAY 25	3	–
NICKEL FUTURE (LME) EXP NOV 25	5	(3,839)
NICKEL FUTURE (LME) EXP SEP 25	2	(4,920)
NY HARB ULSD FUTURE (NYM) EXP APR 25	1	(11,573)
NY HARB ULSD FUTURE (NYM) EXP AUG 25	7	(27,761)
NY HARB ULSD FUTURE (NYM) EXP DEC 25	2	(83,847)
NY HARB ULSD FUTURE (NYM) EXP FEB 26	4	7,093
NY HARB ULSD FUTURE (NYM) EXP JAN 26	18	45,144
NY HARB ULSD FUTURE (NYM) EXP JUL 25	–	1,471
NY HARB ULSD FUTURE (NYM) EXP MAY 25	8	(4,572)
NY HARB ULSD FUTURE (NYM) EXP NOV 25	13	(7,776)
NY HARB ULSD FUTURE (NYM) EXP OCT 25	5	(23,718)

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

NY HARB ULSD FUTURE (NYM) EXP SEP 25	6	29,532
PALLADIUM FUTURE (NYM) EXP DEC 25	3	28,360
PALLADIUM FUTURE (NYM) EXP JUN 25	2	(1,518)
PALLADIUM FUTURE (NYM) EXP SEP 25	2	7,365
PLATINUM FUTURE (NYM) EXP JAN 26	8	34,593
PLATINUM FUTURE (NYM) EXP JUL 25	1	(21,163)
PLATINUM FUTURE (NYM) EXP OCT 25	3	39,052
PRI ALUMINUM FUTURE (LME) EXP JUL 25	24	(6,847)
PRI ALUMINUM FUTURE (LME) EXP MAY 25	7	(12,967)
PRI ALUMINUM FUTURE (LME) EXP NOV 25	10	(12,181)
PRI ALUMINUM FUTURE (LME) EXP SEP 25	17	(50,976)
SILVER FUTURE (CMX) EXP DEC 25	1	31,106
SILVER FUTURE (CMX) EXP JUL 25	15	103,941
SILVER FUTURE (CMX) EXP MAY 25	15	52,414
SILVER FUTURE (CMX) EXP SEP 25	9	163,211
SNG KEROS V SNG GA FUT (ISF) EXP FEB 25	5	(2,591)
SNG KEROS VS SNG GASOIL (ISF) EXP NOV 25	9	1,629
SNG KEROS VS SNG GASOIL EXP DEC 24	4	8,624
SOYBEAN FUTURE (CBT) EXP JAN 26	4	37,006
SOYBEAN FUTURE (CBT) EXP MAY 26	6	(27,886)
SOYBEAN MEAL FUTURE (CBT) EXP DEC 25	59	(138,161)
SOYBEAN MEAL FUTURE (CBT) EXP JAN 26	56	284,402
SOYBEAN MEAL FUTURE (CBT) EXP MAY 26	1	(45,078)
SOYBEAN OIL FUTURE (CBT) EXP DEC 25	13	(27,287)
SOYBEAN OIL FUTURE (CBT) EXP JAN 26	2	460
SOYBEAN OIL FUTURE (CBT) EXP MAY 26	7	(534)
SUGAR #11 WORLD FUTURE (NYB) EXP MAY 26	32	15,757
SUGAR #11 WORLD FUTURE (NYB) EXP OCT 25	34	20,488
TTF NAT GAS F FUTURE (EDX) EXP DEC 25	17	4,046
TTF NAT GAS F FUTURE (EDX) EXP NOV 25	7	(8,642)
TTF NAT GAS F FUTURE (EDX) EXP OCT 25	12	17,080
UK NATURAL GAS FU FUTURE (ICE) EXP JUN 25	5	(2,767)
US 10YR NOTE FUTURE (CBT) EXP DEC 25	90	(80,292)
US 10YR NOTE FUTURE (CBT) EXP JUN 25	6	226,293
US 10YR TREAS NTS FUTURE (CBT) EXP SEP 25	72	(149,192)
US 10YR ULTRA FUTURE (CBT) EXP DEC 25	50	(76,722)
US 10YR ULTRA FUTURE (CBT) EXP JUN 25	16	12,711
US 10YR ULTRA FUTURE (CBT) EXP SEP 25	41	(34,688)
US 2YR NOTE FUTURE (CBT) EXP DEC 25	562	107,631
US 2YR NOTE FUTURE (CBT) EXP JUN 25	393	12,882
US 2YR NOTE FUTURE (CBT) EXP SEP 25	520	196,869
US 5YR NOTE FUTURE (CBT) EXP DEC 25	170	(41,452)
US 5YR TREAS NTS FUTURE (CBT) EXP JUN 25	19	8,308
US 5YR TREAS NTS FUTURE (CBT) EXP SEP 25	90	(60,753)
US TREAS BD FUTURE (CBT) EXP DEC 25	37	(82,181)
US TREAS BD FUTURE (CBT) EXP JUN 25	44	171,111
US TREAS BD FUTURE (CBT) EXP SEP 25	46	(117,509)
US ULTRA BOND (CBT) EXP DEC 25	12	(1,221)
US ULTRA BOND (CBT) EXP JUN 25	5	11,607
US ULTRA BOND (CBT) EXP SEP 25	2	4,335
WHEAT FUTURE (CBT) EXP DEC 25	95	125,482
WHEAT FUTURE (CBT) EXP SEP 25	90	89,641
WTI CRUDE FUTURE (ICE) EXP AUG 25	18	(114,749)
WTI CRUDE FUTURE (ICE) EXP FEB 26	15	(19,235)
WTI CRUDE FUTURE (ICE) EXP JAN 26	15	(27,666)
WTI CRUDE FUTURE (ICE) EXP SEP 25	32	(90,325)

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4i – Schedule of Assets (Acquired and Disposed of Within Year)
December 31, 2025

Identity of issue, borrower, lessor, or similar party, including maturity date,		Proceeds of
rate of interest, collateral, par or maturity value	Shares / Par Value	Dispositions

WTI CRUDE FUTURE (NYM) EXP JAN CALL NOV 25 072.000 ED 11/17/25	5	(961)
WTI CRUDE FUTURE (NYM) EXP JAN PUT NOV 25 055.000 ED 11/17/25	5	6,439
WTI CRUDE FUTURE (NYM) JUN 25 PUT JUN 25 066.000 ED 05/15/25	1	2,810
WTI CRUDE FUTURE (NYM) JUN 26 PUT JUN 18 058.000 ED 05/14/26	6	26,296
WTI CRUDE FUTURE JUN 25 CALL JUN 26 66.00 ED 05/14/26	6	(17,453)
ZINC FUTURE (LME) EXP JAN 25	5	(4,616)
ZINC FUTURE (LME) EXP JAN 26	7	(27)
ZINC FUTURE (LME) EXP JUL 25	11	(25,124)
ZINC FUTURE (LME) EXP MAY 25	2	(7,383)
ZINC FUTURE (LME) EXP NOV 25	2	9,504
ZINC FUTURE (LME) EXP SEP 25	9	(3,752)
Total Derivatives		$(2,349,531)

Total Acquired and Disposed of Within the Year		$16,947,850,864

Note: Par value is reflected in the underlying currency of the security, where applicable.

THE GOLDMAN SACHS 401(k) PLAN
PLAN NUMBER: 001 / EIN: 13-4019460
Schedule H, Line 4j – Schedule of Reportable Transactions
December 31, 2025

Identity of issue, borrower, lessor or similar party	Purchase price	Number of transactions (purchases)	Selling price	Number of transactions (sales)	Cost	Current value of asset on transaction date	Net gain or (loss)

Series of Transactions
DREYFUS INS RSRV PR MONEY 6546	$–	–	$1,119,796,972	1,619	$1,119,796,972	$1,119,796,972	$–
DREYFUS INS RSRV PR MONEY 6546	$1,108,817,799	1,465	$–	–	$–	$1,108,817,799	$–

SIGNATURES
The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee (or other persons who administer the employee benefit plan) has duly caused the annual report to be signed on its behalf by the undersigned hereunto duly authorized.
                            THE GOLDMAN SACHS 401(k) PLAN
                            Members of the Administrative Committee
                            By: /s/ Nita Birla
                            Name: Nita Birla
                            By: /s/ Katie Gulasey
                            Name: Katie Gulasey
                            By: /s/ Doug Naumann
                            Name: Doug Naumann
Date: June 12, 2026

INDEX TO EXHIBITS

Exhibit No.	Description
23    Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm